EXHIBIT 20.2


                         MDSI MOBILE DATA SOLUTIONS INC.






                                  [MDSI LOGO]






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                                    CANADIAN
                             ANNUAL STATUTORY REPORT

                             Management's Discussion
               and Analysis of Financial Condition and Results of
                 Operations o Consolidated Financial Statements

--------------------------------------------------------------------------------



                                      2002

TABLE OF CONTENTS
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MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS..............................3

FINANCIAL STATEMENTS
   MANAGEMENT'S RESPONSIBILITY................................................17
   AUDITORS' REPORT...........................................................18
   CONSOLIDATED BALANCE SHEETS................................................19
   CONSOLIDATED STATEMENTS OF OPERATIONS......................................20
   CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY.................21
   CONSOLIDATED STATEMENTS OF CASH FLOWS......................................22
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.................................24

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------


Unless otherwise noted, all financial information in this report is expressed in the company's functional currency, United States dollars.

OVERVIEW

     MDSI develops, markets, implements and supports mobile workforce management and wireless connectivity software for use by a wide variety of companies that have substantial mobile workforces, such as utilities, telecommunications and cable/broadband companies. MDSI's products are used by such companies in conjunction with public and private wireless data communications networks to provide comprehensive solutions for the automation of business processes associated with the scheduling, dispatching and management of a mobile workforce. The Company's products are designed to provide a cost-effective method for companies with mobile workers to utilize data communications to communicate with such workers, and for such workers to interface on a real-time basis with their corporate information systems.

     The Company's revenue is derived from (i) software and services, consisting of the licensing of software and provision of related services, including project management, installation, integration, configuration, customization and training; (ii) maintenance and support, consisting of the provision of after-sale support services as well as hourly, annual or extended maintenance contracts; and (iii) third party products and services, consisting of the provision of non-MDSI products and services as part of the total contract.

Restructuring

     The Company believes that economic conditions and trends have adversely affected and may continue to affect levels of capital spending by companies in a variety of industries, including companies in the vertical markets that the Company serves. The current excess supply of capacity in the telecommunications industry has adversely affected the financial condition of many telecommunications companies worldwide. In addition, economic conditions and developments in the energy markets have had an adverse effect on the financial condition of energy and utility companies in certain geographic areas of North America. The Company believes that these and other factors have adversely affected demand for products and services offered by the Company, as certain prospective and existing customers have delayed or deferred purchasing decisions or have sought to terminate existing contracts for the Company's products and services. While the Company believes that economic conditions in certain of its vertical markets show signs of improvement, the Company believes that economic and political conditions and general trends are likely to continue to affect demand for the Company's products and services in 2003, particularly demand for software and related services. Such factors may also increase the amount of doubtful accounts or adversely affect the likelihood of collection of such accounts.

     In order to address the uncertainties caused by these economic trends, MDSI announced in March 2001 its intention to reduce its operating expenses through workforce reductions and other measures. These measures have been gradually implemented with incremental reductions in costs each quarter, and were expected to result in an estimated $2.9 million in cost reductions per quarter by the end of 2002. A majority of the savings have been realized by reduced salary and payroll costs, and the remaining savings have been realized from the subleasing of excess space, and a reduction in discretionary spending. As a result of the sale of the public safety operations during the second quarter of 2002, the Company has exceeded the estimated quarterly savings. There can be no assurance that the workforce reductions and other measures will not have a material adverse affect on the Company's business operations.

     In connection with this restructuring, on March 30, 2001, MDSI terminated 34 employee and contractor positions in Canada and the United States. On May 11, 2001, the Company continued the restructuring by announcing the elimination of an additional 115 positions, which in combination with the workforce reductions of March 30, 2001 amounted to approximately 25% of MDSI's staff as of March 30, 2001. The Company recorded a one-time charge of $1.2 million in the first quarter of 2001 relating to the workforce reductions, and leasing of excess office space. The Company also recorded an additional charge of approximately $4.9 million in the second quarter of 2001 relating to elimination of 115 positions, leasing of excess office space, and fixed asset write-downs announced on May 11, 2001. A breakdown of the nature of the charges and the costs incurred to date is as follows:

                                                             Total Restructuring
                                                                    Charge
                                                             -------------------
    Workforce reduction                                         $  3,375,000
    Provision for excess office space                              1,861,000
    Non cash write-down of capital assets                            563,780
    Other                                                            306,147
                                                             -------------------
    Total restructuring charges                                    6,105,927
    Cumulative draw-downs                                         (4,848,592)
                                                             -------------------
    Accrued restructuring charges as at December 31, 2002       $  1,257,335
                                                             ===================

     During the year ended December 31, 2002 the Company made cash payments of $1,876,325 relating to the restructuring accruals.

     Workforce reduction charges of $3.4 million were taken relating to severance and continued benefits for the elimination of 149 positions across all operating departments and segments of the organization. As of December, 31 2002, the provision balance has been fully drawn down by cash payments with no additional amounts expected to be paid out.

     The provision for excess office space of $1.9 million for the year ended December 31, 2001, relates to surplus office space under long term lease by the Company at two locations, where the Company has entered into fixed cost lease arrangements, with agreements extending up to 2004. The Company has incurred approximately $0.6 million of cash costs relating to this provision leaving an accrual of $1.3 million as at December 31, 2002. The Company expects that the charge will be fully drawn down no later than the time the lease expires in the fourth quarter of 2004.

     Due to the elimination of 149 positions, certain capital assets belonging to the Company have been declared surplus and a charge of $0.6 million has been recorded to reflect the difference between the previous carrying value and the estimated fair market value, net of disposal costs. As at December 2002, the full amount of the charge has been applied to the assets to value them at their estimated net realizable value.

     The Company has recorded a $0.3 million charge for the year ended December 31, 2001 for other items, including costs of outplacement services and legal and consulting fees. As at December 31, 2002, the Company has incurred cash costs of approximately $0.3 million against this provision, with no additional amounts expected to be paid out.

Field Service Business

     The implementation of a complete mobile data solution requires a wireless data communications network, mobile computing devices integrated with wireless data communication modems, host computer equipment, industry specific application software such as MDSI's Advantex products, wireless connectivity software and a variety of services to manage and install these components, integrate them with an organization's existing computer systems and configure or customize the software to meet customer requirements. Frequently, in the Company's larger contracts only a limited number of the mobile computing devices and in-vehicle equipment are installed initially, with the balance implemented over a rollout period that may extend up to one year or more. Where increases in mobile workforces require or where additional departments of mobile workers are added, additional mobile computing devices may be installed, which may result in additional revenue for the Company.

     Revenue for software and services has historically accounted for a substantial portion of the Company's revenue. Typically, the Company enters into a fixed price contract with a customer for the licensing of selected software products and the provision of specific services that are generally performed within six to twelve months. Pricing for these contracts includes license fees as well as a fee for professional services. The Company generally recognizes total revenue for software and services associated with a contract using a percentage of completion method based on the total costs incurred over the total estimated costs to complete the contract.

     The Company's customers typically enter into ongoing maintenance agreements that provide for maintenance and technical support services for a period commencing after expiration of the initial warranty period. Maintenance agreements typically have a term of one to three years and are invoiced either annually, quarterly, or monthly. Revenue for these services is recognized ratably over the term of the contract.

     The Company is periodically required to provide, in addition to MDSI products and services, certain third party products, such as host computer hardware and operating system software, and mobile computing devices. The Company recognizes revenue on the supply of third party hardware and software upon transfer of title to the customer. The Company recognizes revenue on the supply of third party services using a percentage of completion method based on the costs incurred over the total estimated cost to complete the third party services contract.

     The Company believes that it will periodically supply third party products and services to customers where it is successful in selling its own products and services. There can be no assurance, however, that any contracts entered into by the Company to supply third party software and products in the future will represent a substantial portion of revenue in any future period. Since the revenue generated from the supply of third party products and services may represent a significant portion of certain contracts and the installation and rollout of third party products is generally at the discretion of the customer, the Company may, depending on the level of third party products and services provided during a period, experience large fluctuations in revenue.

     During 2001, MDSI decided not to continue pursuing opportunities in the Public Safety market. These opportunities consisted of federal, state and local agencies that provide police, fire, medical and other emergency services. The Company had installed solutions for a limited number of customers, and this market did not represent a material portion of MDSI's revenues. On May 24, 2002 the Company entered into an agreement with Datamaxx Applied Technologies Inc. ("Datamaxx"), granting exclusive license to Datamaxx for MDSI's Public Safety products in North America, and non exclusive license rights for these products outside North America. The Company also assigned its existing contracts in the Public Safety market to Datamaxx. MDSI will receive royalty payments under the agreement for any license and implementation revenue earned by Datamaxx in relation to the licensed products, subject to a maximum royalty payout of $1,500,000. As a result of this licensing agreement, the Company has now exited the Public Safety market, and all employees related to the Public Safety market were terminated prior to June 30, 2002.

     The Company's revenue is dependent, in large part, on significant contracts from a limited number of customers. As a result, any substantial delay in the Company's completion of a contract, the inability of the Company to obtain new contracts or the cancellation of an existing contract by a customer could have a material adverse effect on the Company's results of operations. Some of the Company's contracts are cancelable upon notice by the customer. The loss of certain contracts could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. As a result of these and other factors, the Company's results of operations have fluctuated in the past and may continue to fluctuate from period-to-period.


Disposition of Hosting and Information Technology (IT) Services Business Segment

     In June 2002, MDSI adopted a plan for sale and entered into an agreement to sell its Hosting and IT Services business segment, Connectria Corporation (Connectria) to former Connectria shareholders who were both shareholders and employees of the Company. The transaction closed in July 2002. Pursuant to the terms of the agreement, the Company received from the former Connectria shareholders 824,700 shares that had a market value of approximately $2.8 million and the cancellation of 103,088 previously issued stock options of MDSI as consideration for Connectria. In addition to the share consideration, a wholly-owned subsidiary of MDSI also received a warrant allowing it to purchase up to 50,380 shares of Series A Nonvoting Preferred Stock of Connectria at a price of $50 per share exercisable for a period of five years. The Series A Nonvoting Preferred Stock of Connectria has a face value of $100 per share, bears a dividend of five percent per annum, bears a liquidation preference equal to the face value, may be redeemed at Connectria's option at any time, and must be redeemed by Connectria upon a capital infusion of $10 million or greater. In addition MDSI has advanced Connectria $500,000, consisting of a loan in the principal amount of $250,000 with a two year term, bearing interest at 5%, and $250,000 for prepaid hosting services. On closing, the Company realized a small gain as a result of the disposition of Connectria.

     As a result of its decision to dispose of Connectria, MDSI has treated this business segment as a discontinued operation and the results of operations, financial position and changes in cash flow for this segment have been segregated from those of continuing operations. The following discussion and analysis of the Company's results of operations excludes Connectria for the current and corresponding prior periods.

Disposition of Transportation Business Unit

     In February 1999, the Company's Board of Directors approved a plan to dispose of the delivery segment of its business ("Transportation Business Unit"). Effective June 1, 1999, the Company completed the sale of the Transportation Business Unit to Digital Dispatch Systems, Inc. ("DDS"), a supplier of dispatch systems to the taxi market for proceeds of $3,805,746. The proceeds were comprised of common shares of DDS, representing an 11% interest in DDS, and a promissory note in the principal amount of $331,455 ($500,000 CDN), due January 1, 2001, bearing interest at 8% per annum. During the year ended December 31, 2000, DDS exercised its option to buyback the DDS shares that MDSI received as compensation on the sale of the Transportation Business Unit. Proceeds on sale of the DDS shares were $3,273,392. The promissory note, with interest, was paid in the first quarter of 2001.

     Under the terms of the agreement between the Company and DDS, the Company retained certain assets and liabilities of the discontinued operations. The
Company liquidated all remaining assets and liabilities relating to the Transportation Business Unit during the year ended December 31, 2001.

     As a result of the Company's disposal of its Transportation Business Unit, the Transportation Business Unit has been classified as a discontinued operation and the results of operation, financial position and cash flow for this segment have been segregated from those of continuing operations. The following discussion and analysis of the Company's results of operations excludes the Transportation Business Unit for the corresponding prior periods.


RECENT ACCOUNTING PRONOUNCEMENTS

     The Canadian  Institute of Chartered  Accountants  (CICA )recently  amended section 1650, "Foreign Currency Translation", to eliminate the deferral and amortization method for unrealized translation gains and losses on non-current monetary assets and liabilities. The amendments to section 1650 was effective for fiscal years beginning on or after January 1, 2002 and is to be applied retroactively, with restatement of prior period financial statements. The adoption of this new standard did not have any material impact on the Company's financial statements.

     The CICA recently issued Accounting Guideline 14 "Disclosure of Guarantees". This Guideline is applicable, on a prospective basis, to fiscal years beginning on or after January 1, 2003. The Guideline requires a guarantor to disclose significant information about guarantees that it has provided to third parties, without regard to its evaluation of whether it will have to make any payments under the guarantees.

     The CICA recently issued section 3110 "Asset Retirement Obligations". This Standard is effective for fiscal years beginning on or after January 1, 2004 but may be applied as soon as it is issued. The Standard requires the recognition of a liability for obligations for asset retirement in the period the liability is incurred. This Standard will result in increasing the carrying value of an entity's liabilities and assets. The asset retirement obligation will be amortized as an expense over the life of the asset. The company is still in the process of assessing the impact of this section on the Company's financial statements.


CRITICAL ACCOUNTING POLICIES AND SIGNIFICANT ESTIMATES

     The Company's significant accounting policies are outlined within Note 1 to the financial statements. Some of those accounting policies require the Company to make estimates and assumptions that affect the amounts reported by the Company. For the year ended December 31, 2002 the following items require the most significant judgment and involve complex estimation:


Restructuring Charges

     In calculating the cost to dispose of excess facilities the Company was required to estimate for each location the amount to be paid in lease termination payments, the future lease and operating costs to be paid until the lease is terminated, and the amount, if any, of sublease revenues. This required estimating the timing and costs of each lease to be terminated, the amount of operating costs, and the timing and rate at which the Company might be able to sublease the site. From the estimates for these costs the Company performed an assessment of the affected facilities and considered the current market conditions for each site. A charge of $1.9 million was recorded for the restructuring of excess facilities as part of the restructuring plan. The Company's assumptions on either the lease termination payments, operating costs until terminated, or the offsetting sublease revenues may be proven incorrect and actual cost may be materially different from the estimates.

Accounts Receivable

     The Company periodically reviews the collectability of its accounts receivable balances. Where significant doubt exists with regards to the collection of a certain receivable balance, an allowance and charge to the income statement is recorded. At December 31, 2002, the allowance for doubtful accounts was $3.5 million. The Company intends to continue vigorously pursuing these accounts. If future events indicate additional collection issues, the Company may be required to record an additional allowance for doubtful accounts.

Revenue Recognition - Percentage Completion

     The Company uses estimates based on inputs to determine the percentage completion of its software and service implementation contracts and thus its revenue recognition. Under the percentage-of-completion method, sales and gross profit are recognized as the work is performed based on the relationship between costs incurred and the total estimated costs of completion. These estimates and contracts are reviewed regularly and are adjusted prospectively to reflect the Company's best estimate at the time. Provision for estimated losses on contracts are recorded when identifiable. The Company's assumptions used to form these estimates may be proven to be erroneous and materially different outcomes may result.

Income Taxes

     The Company has incurred losses and other costs that can be applied against future taxable earnings to reduce the tax liability on those earnings. As the Company is uncertain of realizing the future benefit of those losses and expenditures, the Company has recorded a valuation allowance against most non-capital loss carry forwards, and other deferred tax assets arising from differences in tax and accounting bases. Actual results may be materially different from the current estimate.

Intangible Assets

     As part of the Company's restructuring plan, during the year ended December 31, 2001 the Company determined that an impairment in the value of goodwill that resulted from the acquisition of Alliance Systems, Incorporated had occurred. A valuation allowance was recorded of $5.7 million, equal to the remaining net book value. The Company also discontinued development of its e-Service Manager product line during the year. A valuation allowance of $0.2 million was recorded to remove the remaining net book value.

Investments and Advances

     During the year ended December 31, 2000 MDSI invested in or advanced funds to private companies, which the Company reviews periodically to determine if there has been a non-temporary decline in the market value of those investments and advances below the carrying value. The assessment of fair market value is made based on the market value trends of similar public companies, the current business performance of the companies in which MDSI has invested, and if available, the estimated future market potential of the companies. MDSI recorded an impairment of the investments in private companies and advances of $2.7 million during 2001. This resulted in a full allowance against the recorded costs of the investments and advances. During the year ended December 31, 2002 one of the Companies in which MDSI had made an $500,000 equity investment was liquidated, with no net proceeds being realized by MDSI. As a result MDSI has written off the investment of $500,000 against the valuation allowance set up during the year ended December 31, 2001.


Contingencies

     The Company is involved in a dispute with Citizens Telecom Services Co., L.L.C ("Citizens"). The Company has filed suit against Citizens alleging that Citizens had breached a series of contracts, and failed to pay sums due. Citizens has filed an answer and counterclaim alleging the Company breached the contracts, entitling Citizens to repayment of all sums paid to the Company of approximately $3.5 million. In addition, Citizens' counterclaims allege fraud, negligent misrepresentation, breach of express warranty and breach of implied warranties. Citizens seeks all actual, special, incidental and consequential damages associated with these claims, in addition to punitive damages, interest and attorneys' fees. In March 2003, Citizens submitted an expert report estimating that Citizens had incurred approximately $6.1 million in damages due to lost productivity and direct costs, and that Citizens may be entitled to additional contractual penalties from the Company of approximately $1.1 million. The Company valued the receivable from Citizens at $2.7 million on its consolidated balance sheet as of December 31, 2002. The Company believes that its position in the matter is strong and intends to vigorously pursue collection. The Company believes that any amounts that it is required to pay to Citizens would be an insured loss that is covered by insurance, other than any amounts that it is required to pay to Citizens as a result of fraud or other intentional misconduct. Any judgment not in the Company's favor could materially affect the Company's financial condition, results of operations, business or liquidity.


RESULTS OF OPERATIONS

The following table sets forth, for the years indicated, certain components of the selected financial data of the Company:

                                                                        Years ended December 31,
                                                                2002               2001               2000
                                                          ---------------     ---------------    ---------------
                                                                        (in thousands of dollars)
   Revenue:
      Software and services.........................          $  25,755            $ 32,066           $ 41,338
      Maintenance and support.......................             10,500              10,187              8,888
      Third party products and services ............              2,480               2,453              1,774
                                                          ---------------     ---------------    ---------------
                                                                 38,735              44,706             52,000
   Direct costs.....................................             17,019              21,048             21,081
                                                          ---------------     ---------------    ---------------
   Gross profit.....................................             21,716              23,658             30,919
                                                          ---------------     ---------------    ---------------
   Operating expenses:
      Research and development......................              5,506               7,258              8,236
      Sales and marketing...........................             12,382              10,859             12,206
      General and administrative....................              6,237               6,075              6,447
      Restructuring charge..........................                 --               6,106                 --
      Amortization and provision for valuation of
         intangible assets..........................                 --               6,150                986
      Provision for doubtful accounts...............                 --               2,938                985
                                                          ---------------     ---------------    ---------------
                                                                 24,125              39,386             28,860
   Operating (loss) income..........................             (2,409)            (15,728)             2,059
   Valuation allowance on investments...............                 --              (2,750)                --
   Other income (expense) ..........................                273                 177               (912)
                                                          ---------------     ---------------    ---------------
   (Loss) income before provision for income taxes..             (2,136)            (18,301)             1,147
   Recovery of (provision for) income taxes.........                600                 522               (492)
                                                          ---------------     ---------------    ---------------
   (Loss) income from continuing operations.........             (1,536)            (17,779)               655
                                                          ---------------     ---------------    ---------------
   Income (loss) from discontinued operations.......                121             (27,340)            (4,261)
                                                          ---------------     ---------------    ---------------
   Net loss for the year............................          $  (1,415)           $(45,119)          $ (3,606)
                                                          ===============     ===============    ===============

The following table sets forth, for the years indicated, certain components of the selected financial data of the Company as a percentage of total revenue.


                                                                        Years ended December 31,
                                                                2002               2001               2000
                                                          ---------------     ---------------    ---------------
   Revenue:
      Software and services........................              66.6%               71.7%               79.5%
      Maintenance and support......................              27.2                22.8                17.1
      Third party products and services............               6.2                 5.5                 3.4
                                                          ---------------     ---------------    ---------------
                                                                100.0               100.0               100.0
   Direct costs....................................              43.9                47.1                40.5
                                                          ---------------     ---------------    ---------------
   Gross profit....................................              56.1                52.9                59.5
                                                          ---------------     ---------------    ---------------
   Operating expenses:
      Research and development.....................              14.2                16.2                15.9
      Sales and marketing..........................              32.0                24.3                23.5
      General and administrative...................              16.1                13.6                12.4
      Restructuring charge.........................                --                13.6                  --
      Amortization and provision for valuation of
         intangible assets.........................                --                13.8                 1.9
      Provision for doubtful accounts..............                --                 6.6                 1.9
                                                          ---------------     ---------------    ---------------
                                                                 62.3                88.1                55.6
                                                          ---------------     ---------------    ---------------
   Operating (loss) income.........................              (6.2)              (35.2)                3.9
   Valuation allowance on investments..............                --                (6.2)                 --
   Other income (expense)..........................               0.7                 0.4                (1.8)
                                                          ---------------     ---------------    ---------------
   (Loss) income before provision for income taxes.              (5.5)              (41.0)                2.2
   Recovery of (provision for) income taxes........               1.5                 1.2                (1.0)
                                                          ---------------     ---------------    ---------------
   (Loss) income from continuing operations........              (4.0)              (39.8)                1.2
   Income (loss) from discontinued operations......               0.3               (61.1)               (8.2)
                                                          ---------------     ---------------    ---------------
   Net loss for the year...........................              (3.7)%            (100.9)%              (7.0)%
                                                          ===============     ===============    ===============

Quarterly Results of Operations

     The following table sets forth certain unaudited statement of operations data for each of the eight quarters beginning January 1, 2001 and ending December 31, 2002. The unaudited financial statements have been prepared on the same basis as the audited financial statements contained herein and include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary to present fairly this information when read in conjunction with the Company's audited financial statements and the notes thereto appearing elsewhere in this report. In view of the Company's recent restructuring, its recent acquisitions and other factors, the Company believes that quarterly comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

                                                                        Three Months Ended
                                                          2002                                       2001
                                       --------------------------------------------------------------------------------------
                                        Dec. 31    Sep. 30    June 30   Mar. 31    Dec. 31      Sep. 30    June 30    Mar. 31
                                        -------    -------    -------   -------    -------      -------    -------    -------
                                                               (Unaudited, in thousands of dollars)
Statement of Operations Data:
Revenue:
Software and services                   $ 8,448    $ 6,615   $  4,885    $ 5,807    $ 7,332     $ 7,282    $ 7,714   $  9,738
Maintenance and support                   2,472      2,605      2,867      2,557      2,649       2,647      2,434      2,457
Third party products and services           356      1,608        279        236        778         266        292      1,116
                                       --------------------------------------------------------------------------------------
                                         11,276     10,827      8,031      8,600     10,759      10,195     10,440     13,311

Direct costs                              4,897      5,001      3,491      3,630      5,010       4,449      4,836      6,752
                                       --------------------------------------------------------------------------------------
Gross profit                              6,379      5,826      4,540      4,970      5,749       5,746      5,604      6,559
                                       --------------------------------------------------------------------------------------
Operating expenses:
Research and development                  1,269      1,278      1,499      1,460      1,553       1,662      1,868      2,175
Sales and marketing                       3,026      3,030      3,912      2,414      2,274       2,277      3,266      3,041
General and administrative                1,557      1,485      1,529      1,664      1,541       1,510      1,539      1,485
Amortization and provision for
valuation of intangible assets                -          -          -          -        165          11         11      5,963
Restructuring                                 -          -          -          -          -           -      4,906      1,200
Provision for doubtful accounts               -          -          -          -      1,736           -          -      1,203
                                       --------------------------------------------------------------------------------------
                                          5,852      5,793      6,940      5,538      7,269       5,460     11,590     15,067
                                       --------------------------------------------------------------------------------------
Operating income (loss)                     527         33     (2,400)      (568)    (1,520)        286     (5,986)    (8,508)
Valuation allowance on investments            -          -          -          -          -           -          -     (2,750)
                                       -------------------------------------------------------------------------------------
Other income (expense)                       40         70         86         76        305         203       (295)       (36)
                                       --------------------------------------------------------------------------------------
Income (loss) from continuing
   operations before income tax
   provision                                567        103     (2,314)      (492)    (1,215)        489     (6,281)   (11,294)
(Provision for) recovery of income
taxes from continuing operations           (175)       (39)       689        126       (149)        (45)        23        693
                                       --------------------------------------------------------------------------------------
Income (loss) from continuing
   operations                               392         64     (1,625)      (366)    (1,364)        444     (6,258)   (10,601)
Income (loss) from discontinued
   operations                                 -         12         22         86       (341)    (24,024)    (1,565)    (1,411)
                                       --------------------------------------------------------------------------------------
Net income (loss) for the period        $   392    $    76   $ (1,603)   $  (280)   $(1,705)   $(23,580)   $(7,823)  $(12,012)
                                       ======================================================================================
     Earnings Per Share
          Basic                         $  0.05    $  0.01   $  (0.18)   $ (0.03)   $ (0.20)   $  (2.73)   $ (0.91)  $  (1.39)
          Diluted                       $  0.05    $  0.01   $  (0.18)   $ (0.03)   $ (0.20)   $  (2.73)   $ (0.91)  $  (1.39)



Year ended December 31, 2002 Compared to the Year ended December 31, 2001

     Revenue. Revenue decreased by $6.0 million (13.4%) for the year ended December 31, 2002, compared to the year ended December 31, 2001. The decrease was primarily due to the decrease in the revenue earned from software and services, which was partially offset by an increase in the revenue earned from maintenance and support.

     Software and services revenue decreased by $6.3 million (19.7%) for the year ended December 31, 2002, compared to the year ended December 31, 2001. The Company believes its software and service revenue was adversely impacted by an increase in time taken for the decision-making cycle regarding the purchase of software, and reduction of capital expenditures by customers. This delay and reduction in expenditure has caused fewer contracts to be worked on by the Company in the year ended December 31, 2002 as compared to the year ended December 30, 2001 and as a result has caused a reduction in revenue. While the Company believes that economic conditions in certain of its vertical markets show signs of improvement, the Company anticipates that economic conditions and general trends are likely to continue to have an adverse impact on software and services revenues in future periods.

Year ended December 31, 2002 Compared to the Year ended December 31, 2001 (continued)

     Maintenance and support revenue was $10.5 million for the year ended December 31, 2002, compared to $10.2 million for the year ended December 31, 2001, an increase of 3.1%. The Company believes maintenance and support revenue will continue to increase as the Company's installed customer base increases.

     Third party products and services revenue increased by $27,000 (1.1%) for the year ended December 31, 2002, compared to the year ended December 31, 2001. Third party products and services revenue is primarily earned from certain customers in the utilities market pursuant to agreements under which the Company provides third party products and services, typically host computer equipment and mobile computing devices, as part of the installation of software and provision of services. In addition, not all customers under contract require the provision of third party products and services. Accordingly, there may be large fluctuations in revenue, direct costs, gross profits and income from operations from one period to another. The Company has recently entered into an agreement whereby it has agreed to supply a large amount of third party services at no margin, in connection with one particular contract, and therefore expects that future revenues from third party products and services will increase in the near term. For the year ended December 31, 2002 approximately $0.1 million of these third party services has been provided to date.

     Direct Costs. Direct costs were 43.9% of revenue for the year ended December 31, 2002, compared to 47.1% for the year ended December 31, 2001. Direct costs include labor and other costs directly related to a project including those related to the provision of services and support, and costs related to equipment purchased for sale to third parties. Labor costs include direct payroll, benefits and overhead charges. The decrease in direct costs as a percentage of revenue occurred as the Company increased its efficiency due to its restructuring, and as a result of increased experience with Advantex r7 installations. The Company has recently entered into an agreement whereby it has agreed to supply a large amount of third-party services at no margin, in connection with one particular contract. As a result, the Company expects that future direct costs will increase as a percentage of revenue in the near term.

     Gross Margins. Gross margins were 56.1% of revenue for the year ended December 31, 2002, compared to 52.9% for the year ended December 31, 2001. The increase in gross margin as a percentage of revenue relates primarily to the increased efficiencies for the installations of Advantex r7. The Company has recently entered into an agreement whereby it has agreed to supply a large amount of third-party services at no margin. As a result, the Company expects that gross margins as a percentage of revenue will decrease in the near term.

     Research and Development. Research and development expenses were $5.5 million, or 14.2% of revenue, for the year ended December 31, 2002, compared to $7.3 million, or 16.2% of revenue, for the year ended December 31, 2001. The decrease in research and development expenses in 2002 is a result of research and development personnel being utililized on revenue producing projects in the current year, and corresponding portions of the associated salary costs for these staff being reflected as direct costs as opposed to research and development. The decrease is also the result of the Company's restructuring efforts, and the completion of a major development project in the first quarter of 2001. The Company intends to continue committing a significant portion of its product revenues to enhance existing products and develop new products.

     Sales and Marketing. Sales and marketing expenses were $12.4 million or 32.0% of revenue for the year ended December 31, 2002 and $10.9 million or 24.3% of revenue for the year ended December 31, 2001. Total sales and marketing expenses represents an increase of approximately $1.5 million as compared to the same period of 2001. The increase in expenditures in the current year was due to an increase in commission costs relating to contracts entered into during the period that are expected to generate significant revenues in future periods. The Company anticipates that the dollar amounts of its sales and marketing expenses will continue to be significant as a result of the Company's commitment to its international marketing efforts and attempts to penetrate additional markets for its products.

     General and Administrative. General and administrative expenses were $6.2 million, or 16.1% of revenue, for the year ended December 31, 2002 and $6.1 million, or 13.6% of revenue, for the year ended December 31, 2001. General and administrative expenses remained relatively consistent with the comparative period as a result of a cost control effort initiated by the Company, offset by one-time severance costs expensed during the year. The Company expects that in the near future, general and administrative expenditures will remain relatively consistent with current levels.

Year ended December 31, 2002 Compared to the Year ended December 31, 2001 (continued)

     Amortization and Provision for Valuation of Intangible Assets. The company adopted the Canadian Institute of Chartered Accountants (CICA) Handbook Section 3062, "Goodwill and Other Intangible Assets" on a prospective basis at the beginning of fiscal 2002. As the Company had taken a full valuation allowance against the remaining value of intangible assets during the year ended December 31, 2001, adoption of Section 3062 on a prospective basis did not have a significant impact on the Company's financial statements. Amortization and impairment charges for intangible assets for the year ended December 31, 2001 were $6.2 million. The charge was a result of a determination by the Company that an impairment in the value of the Goodwill acquired on the acquisition of Alliance Systems Incorporated had occurred during the year ended, December 31, 2001 due to poor historical and forecasted performance in the acquired company's business.

     Provision for Doubtful Accounts. During the year ended December 31, 2002 the Company recovered approximately $0.6 million from a previously allowed for doubtful account. Also during the year ended December 31, 2002 the Company determined that an additional allowance of approximately $0.6 million was required due to significant uncertainty surrounding collection of a specific account. The net result is that there was no charge recorded in the provision for doubtful accounts for the year ended December 31, 2002. The Company included in its operating results for the year ended December 31, 2001, a provision for $2.9 million with respect to doubtful accounts. The Company intends to vigorously pursue collection of these accounts; however due to uncertainty with regard to ultimate collection, the Company determined that it would be prudent to record an allowance to address the uncertainty regarding collection of amounts due.

     Valuation Allowance on Investments. No charge was recorded for valuation allowance on investments during the year ended December 31, 2002, as a valuation allowance equal to the remaining book value of investments was recorded during the year ended December 31, 2001. As part of its e-Business strategy the Company invested in or advanced funds to three private companies in 2000. As a result of significant uncertainty over the future realization of any return on investment or capital, the Company recorded a valuation allowance equal to the full cost of the investments during the year ended December 31, 2001.

     Other Income (expense). Other income was $0.3 million for the year ended December 31, 2002, compared to $0.2 million for the year ended December 31, 2001. Substantially all of other income (expense) relates to interest income on cash and short-term deposits, interest expense on capital leases, and fluctuations in foreign currency denominated assets and liabilities.

     Income Taxes. The Company provided for recovery of income taxes on losses for the year ended December 31, 2002 at the rate of 28.1%, after adjusting for the amortization and impairment of intangible assets. The Company's effective tax rate reflects the application of certain operating loss carry forwards against taxable income and the blended effect of Canadian, US, and other foreign jurisdictions' tax rates. Since the Company has incurred a loss during the period and it is not more likely than not that the Company will be able to utilize the benefits of these losses, the Company did not record a full recovery of income tax expense during the year ended December 31, 2002.

     Income (loss) from Discontinued Operations. During the year ended December 31, 2002 the Company divested itself of its Hosting and IT services subsidiary Connectria Corporation ("Connectria"). As a result, Connectria's results of operations for the current and comparative periods have been presented as Discontinued Operations. Income from Discontinued Operations for the year ended December 31, 2002 was $121,000 as compared to a loss of $27.3 million for the year ended December 31, 2001. The increase in the income from discontinued operations was due to the write off of approximately $26.2 million of goodwill related to the Connectria acquisition in the year ended December 31, 2001, strict cost control efforts implemented at Connectria in the current year, and the completion of the disposal of Connectria during the third quarter of 2002. Going forward, the Company expects no further financial statement impact from this disposition.


Year ended December 31, 2001 Compared to the Year ended December 31, 2000

     Revenue. Revenue decreased by $7.3 million (14.0%) for the year ended December 31, 2001, compared to the year ended December 31, 2000. The decrease was primarily due to the decrease in software and services revenues, partially offset by an increase in the revenue earned from third party products and services and maintenance and support.

     Software and services revenue decreased by $9.3 million (22.4%) for the year ended December 31, 2001, compared to the year ended December 31, 2000. The Company believes its software and service revenues were adversely impacted by customers postponing purchasing decisions. Customer delays in making purchasing decisions and reductions in expenditures resulted in fewer customer contracts and lower than anticipated revenues from the implementation of those customer contracts in the year ended December 31, 2001 as compared to the year ended December 31, 2000.

Year ended December 31, 2001 Compared to the Year ended December 31, 2000 (continued)

         Maintenance and support revenue was $10.2 million for the year ended December 31, 2001, compared to $8.9 million for the year ended December 31, 2000, an increase of 14.6%. Maintenance and support revenues increased primarily due to the increase in the level of the Company's installed customer base.

         Third party products and services revenue increased by $0.7 million (38.3%) for the year ended December 31, 2001, compared to the year ended December 31, 2000. The Company's revenue from deliveries of third party products and services fluctuates from period to period depending upon the timing of certain contracts and the rollout schedules that are established primarily by the customers.

         Direct Costs. Direct costs were 47.1% of revenue for the year ended December 31, 2001, compared to 40.5% for the year ended December 31, 2000. Direct costs include labor and other costs directly related to a project including those related to the provision of services and support, and costs related to equipment purchased for sale to third parties. Labor costs include direct payroll, benefits and overhead charges. The increase in proportion of direct costs to revenue relates to the Company incurring a certain level of fixed costs. As a result of such fixed costs, the decrease in software and services revenues during 2001 was not completely offset by the decrease in software and services direct costs and the percentage of direct costs increased.

         Gross Margins. Gross margins were 52.9% of revenue for the year ended December 31, 2001, compared to 59.5% for the year ended December 31, 2000. Gross margins were impacted by the Company's fixed costs. As a result, the decrease in software and services revenues during 2001 was not completely offset by the decrease in software and service direct costs, and gross margins decreased.

         Research and Development. Research and development expenses were $7.3 million, or 16.2% of revenue, for the year ended December 31, 2001, compared to $8.2 million, or 15.8% of revenue, for the year ended December 31, 2000. The 11.9% decrease in research and development expenses in 2001 was a result of the substantial completion of the Company's new version of its Advantex software during the year ended December 31, 2000.

         Sales and Marketing. Sales and marketing expenses were $10.9 million or 24.3% of revenue for the year ended December 31, 2001 and $12.2 million or 23.5% of revenue for the year ended December 31, 2000. This represents a decrease of $1.3 million (11.0%) as compared to 2000. The decrease was due to the Company's restructuring and cost control efforts, which resulted in a decrease in discretionary spending pertaining to sales and marketing activities.

         General and Administrative. General and administrative expenses were $6.1 million, or 13.6% of revenue, for the year ended December 31, 2001 and $6.4 million, or 12.4% of revenue, for the year ended December 31, 2000. This decrease was due primarily to the Company's restructuring and discretionary spending controls instituted during the year ended December 31, 2001.

         Amortization and Provision for Valuation of Intangible Assets. Amortization and impairment charges for intangible assets for the year ended December 31, 2001 increased $5.2 million as compared to the year ended December 31, 2000. The increase in amortization is a result of a determination by the Company that impairment in the value of goodwill acquired on the acquisition of Alliance Systems, Incorporated had occurred during the year ended December 31, 2001. The Company determined impairment had occurred due to poor current and forecasted performance in the acquired company's business. As a result of this impairment, the Company wrote off the remaining goodwill of $5.7 million relating to the acquisition of Alliance, Systems Incorporated during the year ended December 31, 2001. The Company also determined that there was impairment in value regarding a web site domain name (eservice.com) during the year ended December 31, 2001. As a result of the Company not pursuing it's e-Service suite of products, the domain name's value was written down to zero which resulted in a $165,000 valuation allowance being recorded for the year ended December 31, 2001.

         Provision for doubtful accounts. The Company has included in its operating results for the year ended December 31, 2001 a provision for $2.9 million and for the year ended December 31, 2000 a provision of $1.0 million with respect to doubtful accounts. The Company intends to vigorously pursue collection of these accounts; however due to uncertainty with regard to these customers' financial conditions, and the ultimate amount that will be collected, the Company determined that it would be prudent to record an allowance to address the uncertainty regarding collection of amounts due.

         Valuation Allowance on Investments. As part of its former e-Business strategy, the Company invested in or advanced funds to three private companies in 2000. As a result of significant uncertainty over the future realization of any return on investment or capital, the Company has recorded a valuation allowance equal to the full cost of the investments during the year ended December 31, 2001.

Year ended December 31, 2001 Compared to the Year ended December 31, 2000 (continued)

         Other Income (expense). Other income (expense) was $0.2 million for the year ended December 31, 2001 compared to $(0.9) million for the year ended December 31, 2000. Substantially all of other income (expense) relates to interest income on cash and short-term deposits, interest expense on capital leases, and fluctuations in foreign currency denominated assets and liabilities.

         Income Taxes. The Company provided for income tax recoveries on losses for the year ended December 31, 2001 at the rate of 4.3%, after adjusting for the amortization of intangible assets. The Company's effective tax rate reflects the application of certain operating loss carry forwards against taxable income and the blended effect of Canadian, US, and other foreign jurisdictions' tax rates. Since the Company has incurred a loss during the period and it is not more likely than not that the Company will be able to utilize the benefits of these losses, the Company did not record a full recovery of income tax expense during the year ended December 31, 2001.


         Income (loss) from Discontinued Operations. During the year ended December 31, 2002 the Company divested itself of its Hosting and IT services subsidiary, Connectria. As a result, Connectria's results of operations for the current and comparative periods have been presented as Discontinued Operations. Loss from Discontinued Operations for the year ended December 31, 2001 was $27.3 million as compared to a loss of $4.3 million for the year ended December 31, 2000. The increase in the loss from discontinued operations is primarily due to an impairment provision of approximately $(26.2) million for goodwill arising on the Connectria acquisition that was taken during 2001.


Liquidity and Capital Resources

         The Company has financed its operations, acquisitions and capital expenditures with cash generated from operations, loans, private placements and public offerings of its securities. At December 31, 2002, the Company had cash and cash equivalents of $11.0 million (2001 - $13.2 million) and working capital of $9.4 million (2001 - $11.9 million).

         Cash provided by operating activities was $2.3 million, $3.2 million and $0.6 million, respectively, for the years ended December 31, 2002, 2001 and 2000. The $2.3 million of cash provided by operating activities in 2002 was comprised of $1.5 million net loss, non-cash charges of $2.5 million, and $1.3 million of changes to non-cash working capital items. The changes to working capital items include a $3.5 million decrease in trade receivables, a $1.0 million increase in unbilled receivables, a $0.3 million decrease in prepaid expenses, a $2.2 million decrease in accrued liabilities, a $0.1 million decrease in trade payables, a $1.0 million increase in taxes payable and a $0.2 million decrease in deferred revenue. Unbilled accounts receivable arise where the Company has earned revenue on a project and has not completed specific billing milestones under the terms of the applicable contract. Deferred revenue arises where the Company has achieved a billing milestone under a customer contract but has yet to recognize all of the revenue billed due to the percentage of completion under the contract.

         The Company maintains as at December 31, 2002 a provision of $3.5 million with respect to doubtful accounts. The Company intends to vigorously pursue collection of these accounts; however, due to uncertainty with regards to ultimate collection, the Company determined that it would be prudent to maintain an allowance to address this uncertainty.

         The Company is currently involved in a dispute with a customer, and as a result had previously reclassified $3.7 million in accounts receivable as long term as the Company determined it is not likely to collect the amounts within one year. As part of its total $3.5 million dollar doubtful accounts provision, the Company has recorded an allowance of $1.0 million, against this receivable given the uncertain nature of collection. The Company is currently involved in litigation to collect the amounts due. The nature and amount of the Company's claims, the customer's counterclaims and recent developments in the litigation are described more fully in the "Critical Accounting Policies and Significant Estimates" section of this Annual Report. Should the Company not be successful in its claims against the customer the Company may be required to take a $2.7 million dollar charge to earnings. Additionally, if the Company is required to refund monies collected under the contract, the Company may be required to take a further $3.5 million dollar charge to income to reflect this refund. If the customer is successful in any fraud, negligent misrepresentation, breach of express warranty or breach of implied warranties claims, the Company may be required to take an additional charge to earnings to the extent of the judgment. The Company believes that any amounts that it is required to pay to the customer would be an insured loss that is covered by insurance, other than any amounts that it is required to pay to the customer as a result of fraud or other intentional misconduct. There is currently no provision in the Company's financial statements to address any refund or other payment to the customer as the Company views this to be an unlikely event. The Company believes that its position in the matter is strong and intends to vigorously pursue collection. If the Company is not successful in the litigation, the Company's financial position, results of operations, business or liquidity could be materially adversely affected.

         Cash provided by (used in) financing activities was $(1.7) million, $(1.6) million and $4.9 million, respectively, during the years ended December 31, 2002, 2001 and 2000. The cash used in financing activities in 2002 comprised $2.0 million in repayments of capital leases and $0.3 million from the issuance of common shares.

         Cash used in investing activities was $2.2 million, $0.9 million, and $5.4 million, respectively, for the years ended December 31, 2002, 2001 and 2000. Total investing activity in 2002 primarily consisted of $2.2 million for the purchase of capital equipment, including computer hardware and software for use in research and development activities, and to support the growth of the Company's corporate information systems.

         Existing sources of liquidity at December 31, 2002 include $11.0 million of cash and cash equivalents and funds available under the Company's operating line of credit. At the year ended December 31, 2002, the Company's borrowing capacity under the line of credit was up to $10 CDN million. Under the terms of the agreement, borrowings and letters of credit under the line are limited to 75% to 90% of eligible accounts receivable. Borrowings accrue interest at the bank's prime rate plus 0.5%. At December 31, 2002, the Company was not using this line of credit, other than to secure performance guarantees.

         The Company believes that the principal source of its liquidity is operating cash flow. Certain circumstances including a reduction in the demand for the Company's products, an increase in the length of the sales cycle for the Company's products, an increase in operating costs, unfavorable results of litigation, or general economic slowdowns could have a material impact on the Company's operating cash flow and liquidity.

         The Company believes that future cash flows from operations and its borrowing capacity under the operating line of credit combined with current cash balances will provide sufficient funds to meet cash requirements for at least the next twelve months. Commensurate with its past and expected future growth, the Company may increase, from time to time, its borrowing facility under its operating line of credit to support its operations. Future growth or other investing activities may require the Company to obtain additional equity or debt financing, which may or may not be available on attractive terms, or at all, or may be dilutive to current or future shareholders. As at December 31, 2002 the Company had the following contractual obligations and commercial commitments:

    -------------------------------------------------------------------------------------------------
       Contractual                                   Payments Due by Period
       Obligations
    -------------------------------------------------------------------------------------------------
                               Total        Less Than One      1-3 Years     4-5 Years      After 5
                                                 Year                                        Years
    -------------------------------------------------------------------------------------------------
      Capital Lease
       Obligations          $ 4,390,957       $2,343,275      $2,047,682         -             -
    -------------------------------------------------------------------------------------------------
     Operating Leases        $6,832,701       $1,144,771      $2,672,759     $2,082,469     $932,702
    -------------------------------------------------------------------------------------------------
    Total Contractual
       Obligations          $11,223,658       $3,488,046      $4,720,441     $2,082,469     $932,702
    -------------------------------------------------------------------------------------------------

     In addition to these commercial commitments the Company has also provided, as performance bonds, an irrevocable revolving letter of credit in the amount of EUR 501,082 (USD $516,114) expiring May 31, 2003, and letters of credit in the amount of EUR 75,855 (USD $78,131) expiring February 28, 2003, $397,760 expiring May 1, 2003, and CAD $1,864,568 (USD $1,187,623) expiring October 1, 2003. The
Company has pledged an amount equal to the letters of credit as guarantees against its operating line of credit as security.

     The Company has entered into a significant customer contract in which the Company has agreed to utilize a certain amount of local services and create a certain amount of commercial activity in South Africa. The Company is in the last stages of negotiating the terms and conditions that relate to this obligation. Based on current negotiations, the Company expects that it will be required to utilize local content or obtain credits equivalent to approximately $7 million over a seven year period. The Company expects that it will be required to furnish a performance guarantee equal to approximately 5% of such amounts. The Company expects to fulfill its obligation through a number of activities, including the establishment of a software development center in South Africa, the provision of technical services, and the provision of training to local systems integrators who will be able to provide implementations services with respect to the Company's software products. As the Company expects to fulfill its obligations through the purchase of services in the normal course of business, no liability has been established for these future spending commitments.

Derivative Financial Instruments

     The Company generates a significant portion of sales from sales to customers located outside the United States, principally in Canada and Europe. Canadian sales are made mostly by the Company and on occasion are denominated in Canadian dollars. International sales are made mostly from a foreign subsidiary and are typically denominated in either U.S. dollars or Euros. The Company also incurs a significant portion of expenses outside the United States, principally in Canada and Europe, which are typically denominated in Canadian dollars, Euros or British pounds. The Company's international business is subject to risks typical of an international business including, but not limited to: differing economic conditions, changes in political climate, differing tax structures, other regulations and restrictions, and foreign exchange rate volatility. Accordingly, the Company's future results could be materially adversely impacted by changes in these or other factors. The Company may enter into foreign exchange forward contracts to offset the impact of currency fluctuations on certain nonfunctional currency assets and liabilities, primarily denominated in the Canadian dollar, Euro and British pound. The foreign exchange forward contracts the Company enters into generally have original maturities ranging from three to eighteen months. The Company does not enter into foreign exchange forward contracts for trading purposes, and does not expect gains or losses on these contracts to have a material impact on the Company's financial results.

     The Company's foreign currency forward contracts are executed with credit worthy banks and are denominated in currencies of major industrial countries. As at December 31, 2002, and 2001 the Company had no foreign currency forward contracts outstanding.

     The Company's primary market risk is foreign currency exchange rates. The Company has established procedures to manage sensitivity to foreign currency exchange rate market risk. These procedures include the monitoring of the Company's net exposure to each foreign currency and the use of foreign currency forward contracts to hedge firm exposures to currencies other than United States dollars. The Company has operations in Canada and Europe in addition to its United States operations and did not hedge these exposures in 2002. However, the Company may from time-to-time hedge any net exposure to currencies other than the United States dollar.

     As of December 31, 2002, the potential reduction in future earnings from a hypothetical instantaneous 10% change in quoted foreign currency exchange rates applied to the foreign currency sensitive contracts and assets would be approximately $3.4 million. The foreign currency sensitivity model is limited by the assumption that all foreign currencies, to which the Company is exposed, would simultaneously change by 10%. Such synchronized changes are unlikely to occur. The sensitivity model does not include the inherent risks associated with anticipated future transactions denominated in foreign currencies or future forward contracts entered into for hedging purposes.

     The Company does not have any material exposure to interest or commodity risks. The Company is exposed to economic and political changes in international markets where the Company competes such as inflation rates, recession, foreign ownership restrictions and other external factors over which the Company has no control; domestic and foreign government spending, budgetary and trade policies.

MANAGEMENT'S RESPONSIBILITY
--------------------------------------------------------------------------------

The management of MDSI Mobile Data Solutions Inc. is responsible for the preparation of the accompanying consolidated financial statements and the preparation and presentation of all information in this report. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada and are considered by management to present fairly the financial position and operating results of the Company.

The Company maintains a system of internal controls to provide reasonable assurance that transactions are appropriately authorized and recorded, that assets are safeguarded, and that financial records are properly maintained to provide accurate and reliable financial statements.

The Company's Audit Committee is comprised of three non-management directors and is appointed by the Board of Directors annually. The Committee meets periodically with the Company's management and independent auditors to review financial reporting matters and internal controls and to review the consolidated financial statements and the independent auditors' report. The Audit Committee reported its findings to the Board of Directors who have approved the consolidated financial statements.

The Company's independent auditors, Deloitte & Touche LLP, have examined the consolidated financial statements and their report follows.



/s/ Erik Dysthe                                  /s/ Verne D. Pecho
Erik Dysthe                                      Verne D. Pecho
President, Chief Executive Officer and           Vice President, Finance and
Chairman of the Board of Directors               Administration and Chief
                                                 Financial Officer

AUDITORS' REPORT
--------------------------------------------------------------------------------


To the Board of Directors and Shareholders of MDSI Mobile Data Solutions Inc.

We have audited the accompanying consolidated balance sheets of MDSI Mobile Data Solutions Inc. as at December 31, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and 2001 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2002 in accordance with Canadian generally accepted accounting principles.

On January 28, 2003, except for Note 9 (c), as to which the date is March 27, 2003 we reported separately to the Board of Directors and Shareholders of MDSI Mobile Data Solutions Inc. on consolidated financial statements for the same periods prepared in accordance with generally accepted accounting principles in the United States of America.



/s/ Deloitte & Touche LLP
Chartered Accountants
Vancouver, British Columbia
January 28, 2003, except for Note 9 (c), as to which the date is March 27, 2003

                         MDSI MOBILE DATA SOLUTIONS INC.
                           Consolidated Balance Sheets
                      (Expressed in United States dollars)


                                                                                              As at December 31,
                                                                                  -----------------------------------------
                                                                                            2002                  2001
                                                                                  --------------------  -------------------
Assets
Current assets
       Cash and cash equivalents                                                         $11,016,945           $13,176,080
       Accounts receivable, net
          Trade (net of allowance for doubtful accounts of $2,506,614;
             2001 - $3,587,303)                                                            6,705,088             9,229,663
          Unbilled                                                                         5,347,993             4,331,924
       Prepaid expenses and other assets (note 8)                                          1,552,236             1,866,458
       Income taxes receivable                                                                     -               366,506
                                                                                  --------------------  -------------------
       Total current assets                                                               24,622,262            28,970,631

Capital assets, net (note 4)                                                               9,798,087             7,635,248
Long term receivable (note 9(c))                                                           2,749,860             3,749,860
Future income taxes (note 7)                                                                 534,640               364,640
                                                                                  --------------------  -------------------
                                                                                          37,704,849            40,720,379
Assets of discontinued operations (note 2)                                                         -             3,856,440
                                                                                  --------------------  -------------------
Total assets                                                                             $37,704,849           $44,576,819
                                                                                  ====================  ===================
Liabilities and stockholders' equity
Current liabilities
       Accounts payable                                                                   $1,777,465            $1,961,656
       Accrued liabilities (note 13)                                                       3,300,113             5,421,807
       Income taxes payable                                                                  602,717                     -
       Deferred revenue                                                                    7,503,613             7,685,068
       Current obligations under capital lease (note 9(a))                                 2,073,906             1,984,018
                                                                                  --------------------  -------------------
       Total current liabilities                                                          15,257,814            17,052,549

Obligations under capital leases (note 9(a))                                               1,913,538             1,301,996
                                                                                  --------------------  -------------------
                                                                                          17,171,352            18,354,545
Liabilities of discontinued operations (note 2)                                                    -             1,747,521
                                                                                  --------------------  -------------------
Total liabilities                                                                         17,171,352            20,102,066
                                                                                  --------------------  -------------------
Stockholders' equity
       Common stock (note 6)
         Authorized:
           Unlimited common shares with no par value
           Issued:
           2002:  8,176,431 shares;  2001:  8,676,020 shares                              59,479,731            65,348,997
       Other stockholder's equity                                                         14,975,718            11,717,494
       Treasury stock nil (2001: 13,475 shares)                                                    -               (85,043)
       Cumulative translation adjustment                                                    (297,268)             (297,268)
       Deficit                                                                           (53,624,684)          (52,209,427)
                                                                                  --------------------  -------------------
                                                                                          20,533,497            24,474,753
                                                                                  --------------------  -------------------
Total liabilities and stockholders' equity                                               $37,704,849           $44,576,819
                                                                                  ====================  ===================
Commitments and contingencies (note 9)




         See accompanying notes to the consolidated financial statements

    Approved by: /s/ Erik Dysthe             Approved by: /s/ Peter Ciceri
  --------------------------------        -----------------------------------
             Director                                  Director

                         MDSI MOBILE DATA SOLUTIONS INC.
                      Consolidated Statements of Operations
                      (Expressed in United States dollars)



                                                                          Years ended December 31,
                                                              ------------------------------------------------------
                                                                   2002                  2001               2000
                                                               --------------       --------------    --------------
Revenue
       Software and services                                     $25,754,805         $32,065,558        $41,338,221
       Maintenance and support                                    10,500,287          10,186,907          8,887,738
       Third party products and services                           2,480,368           2,453,137          1,774,031
                                                               --------------       --------------    --------------
                                                                  38,735,460          44,705,602         51,999,990
                                                               --------------       --------------    --------------
Direct costs                                                      17,019,346          21,047,146         21,080,654
                                                               --------------       --------------    --------------
Gross profit                                                      21,716,114          23,658,456         30,919,336
                                                               --------------       --------------    --------------
Operating expenses
       Research and development                                    5,505,810           7,258,396          8,235,472
       Sales and marketing                                        12,381,679          10,858,596         12,206,265
       General and administrative                                  6,237,194           6,075,396          6,447,135
       Restructuring charge (note 13)                                      -           6,105,927                  -
       Amortization and provision for valuation of
         intangible assets (note 5)                                        -           6,149,898            986,369
       Provision for doubtful accounts                                     -           2,938,195            985,000
                                                               --------------       --------------    --------------
                                                                  24,124,683          39,386,408         28,860,241
                                                               --------------       --------------    --------------
Operating (loss) income                                           (2,408,569)        (15,727,952)         2,059,095

Valuation allowance on investments (note 3)                                -          (2,749,992)                 -
Other income (expense)                                               272,988             177,200           (912,483)
                                                               --------------       --------------    --------------
(Loss) income from continuing operations before tax
   provision                                                      (2,135,581)        (18,300,744)         1,146,612
Recovery of (provision for) income taxes from
continuing operations (note 7)                                       599,293             521,375           (491,505)
                                                               --------------       --------------    --------------
(Loss) income from continuing operations                          (1,536,288)        (17,779,369)           655,107

Income (Loss) from discontinued operations (note 2)                  121,031         (27,340,047)        (4,260,928)
                                                               --------------       --------------    --------------
Net loss for the year                                            ($1,415,257)       ($45,119,416)       ($3,605,821)
                                                               ==============       ==============    ==============
(Loss) earnings per common share (Loss) earnings from
   continuing operations
        Basic                                                       ($0.18)              ($2.06)              $0.08
                                                               ==============       ==============    ==============
        Diluted                                                     ($0.18)              ($2.06)              $0.06
                                                               ==============       ==============    ==============
       Net loss
        Basic                                                       ($0.17)              ($5.23)            ($0.42)
                                                               ==============       ==============    ==============
        Diluted                                                     ($0.17)              ($5.23)            ($0.42)
                                                               ==============       ==============    ==============
Weighted average shares outstanding
       Basic                                                       8,480,866           8,623,296          8,526,723
                                                               ==============       ==============    ==============
       Diluted                                                     8,480,866           8,623,296         10,198,839
                                                               ==============       ==============    ==============



         See accompanying notes to the consolidated financial statements

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Consolidated Statements of Stockholders' Equity
                      (Expressed in United States dollars)




                                                                Other                  Cumulative
                                      Common Stock          Stockholders   Treasury    Translation
                                  Shares       Amount          Equity        Stock     Adjustment       Deficit          Total
                               -----------   ------------   ------------ ----------- ------------- ---------------- ---------------
Balance, January 1, 2000        7,381,212    $43,627,971              -    $(85,043)            -     $(3,484,190)    $40,058,738

 Issued on purchase of
 Connectria (Note 2)              845,316     18,163,727              -           -             -               -      18,163,727
 Consideration given for
 options assumed on purchase
 of Connectria (Note 2)                 -              -     11,415,573           -             -               -      11,415,573
 Issued on exercise of stock
 options                          369,304      3,268,972              -           -             -               -       3,268,972
 Issued under stock purchase
 plan (Note 6(b))                  16,621        185,769              -           -             -               -         185,769
 Change in foreign exchange
 fluctuations                           -              -              -           -      (297,268)              -        (297,268)
 Net loss for the year                  -              -              -           -             -      (3,605,821)     (3,605,821)
                               -----------   ------------   ------------ ----------- ------------- ---------------- ---------------
Balance, December 31, 2000      8,612,453     65,246,439     11,415,573     (85,043)     (297,268)     (7,090,011)     69,189,690

 Issued on exercise of stock
 options                           63,567        102,558              -           -             -               -         102,558
 Stock based compensation
 charge                                 -              -        301,921           -             -               -         301,921
 Net loss for the year                  -              -              -           -             -     (45,119,416)    (45,119,416)
                               -----------   ------------   ------------ ----------- ------------- ---------------- ---------------
Balance, December 31, 2001      8,676,020     65,348,997     11,717,494     (85,043)     (297,268)    (52,209,427)     24,474,753

 Issued on exercise of stock
 options                          253,181         65,366              -           -             -               -          65,366
 Issued under stock purchase
 plan (Note 6(b))                  85,405        212,614              -           -             -               -         212,614
 Redemption of shares during
 year on divestiture of
 subsidiary (note 2)            (824,700)     (6,074,483)     3,270,504           -             -               -      (2,803,979)
 Redemption of treasury shares   (13,475)        (72,763)       (12,280)     85,043             -               -               -
 Net loss for the year                 -               -              -           -             -      (1,415,257)     (1,415,257)
                               -----------   ------------   ------------ ----------- ------------- ---------------- ---------------
Balance, December 31, 2002      8,176,431    $59,479,731    $14,975,718      $    -     $(297,268)   $(53,624,684)    $20,533,497
                               ===========   ============   ============ =========== ============= ================ ===============



         See accompanying notes to the consolidated financial statements

                         MDSI MOBILE DATA SOLUTIONS INC.
                      Consolidated Statements of Cash Flows
                      (Expressed in United States dollars)



                                                                                          Years ended December 31,
                                                                        -----------------------------------------------------------
                                                                                2002                 2001                2000
                                                                        --------------------- -------------------  ----------------
Cash flows from operating activities
      Net (loss) income from continuing operations for the year            $     (1,536,288)    $   (17,779,369)      $    655,107
      Items not affecting cash:
       Depreciation, amortization and provision for valuation of
       intangible assets                                                          2,706,987           8,828,612          3,244,049
       Write down in value of surplus capital assets                                      -             563,780                  -
       Valuation allowance on investments                                                 -           2,749,992                  -
       Future income taxes                                                         (170,000)            (17,290)           230,077
       Stock based compensation charge                                                    -             301,921                  -
       Changes in non-cash operating working capital items (Note 11)              1,304,612           8,558,044         (3,498,577)
                                                                        --------------------- -------------------  ----------------
      Net cash provided by operating activities                                   2,305,311           3,205,693            630,656
                                                                        --------------------- -------------------  ----------------
Cash flows from financing activities
      Issuance of common shares                                                     277,980             102,558          3,454,743
      (Repayment of) proceeds from capital leases                                (1,989,664)         (1,727,326)         1,413,858
                                                                        --------------------- -------------------  ----------------
      Net cash (used in) provided by  financing activities                       (1,711,684)         (1,624,768)         4,868,601
                                                                        --------------------- -------------------  ----------------
Cash flows from investing activities
      Repayment of long term lease receivable                                             -             133,723            386,860
      Acquisition of investments                                                          -                   -         (2,748,029)
      Proceeds on sale of investments                                                     -             331,458          3,807,039
      Acquisition of subsidiary net of cash received                                      -                   -         (1,220,028)
      Acquisition of intangible asset                                                     -                   -           (220,000)
      Acquisition of capital assets                                              (2,178,732)         (1,346,279)        (5,393,504)
                                                                        --------------------- -------------------  ----------------
      Net cash used in investing activities                                      (2,178,732)           (881,098)        (5,387,662)
                                                                        --------------------- -------------------  ----------------
Net cash (used in) provided by continuing operations                             (1,585,105)            699,827            111,595

Net cash used in discontinued operations (note 2)                                  (574,030)           (388,727)        (1,699,386)
                                                                        --------------------- -------------------  ----------------
Net cash (outflow) inflow                                                        (2,159,135)            311,100         (1,587,791)

Effects of foreign exchange fluctuations on cash                                          -                   -           (297,268)

Cash and cash equivalents, beginning of year                                     13,176,080          12,864,981         14,750,040
                                                                        --------------------- -------------------  ----------------
Cash and cash equivalents, end of year                                     $     11,016,945      $   13,176,080       $ 12,864,981
                                                                        ===================== ===================  ================
Supplemental disclosure of cash flow information
      Cash payments for interest                                           $        174,619      $      387,773       $    148,798
                                                                        ===================== ===================  ================
      Cash (refund) payment for taxes                                      $     (1,320,664)     $      326,694       $  2,110,283
                                                                        ===================== ===================  ================



         See accompanying notes to the consolidated financial statements

                         MDSI MOBILE DATA SOLUTIONS INC.
                      Consolidated Statements of Cash Flows
                      (Expressed in United States dollars)


SUPPLEMENTAL DISCLOSURE OF NON CASH INVESTING AND FINANCING ACTIVITIES

During the year ended December 31, 2002 MDSI completed an agreement to sell its Hosting and IT Services business segment, Connectria Corporation (Connectria). Pursuant to the terms of the agreement, the Company received from the former Connectria shareholders 824,700 shares that had an approximate market value of $2.8 million and the cancellation of 103,088 previously issued stock options of MDSI as consideration for Connectria. In addition to the share consideration, a wholly-owned subsidiary of MDSI received a warrant allowing it to purchase up to 50,380 shares of Series A Nonvoting Preferred Stock of Connectria at a price of $50 per share exercisable for a period of five years. The Series A Nonvoting Preferred Stock of Connectria has a face value of $100 per share, bears a dividend of five percent per annum, bears a liquidation preference equal to the face value, may be redeemed at Connectria's option at any time, and must be redeemed by Connectria upon a capital infusion of $10 million or greater.

During the year ended December 31, 2002 the Company entered into two capital lease arrangements for a gross amounts of $2,922,078 for newly purchased capital assets. As a result of these arrangements the Company did not incur cash outlays to purchase these assets but will pay lease obligations with interest accruing at interest rates of 9.5% over terms of up to three years. Since these asset purchases in 2002 are non cash transactions, the gross amount of the leases have been excluded from both the Acquisition of Capital Assets and Proceeds from Capital Leases line items, and instead only the principal portion of repayments in 2002 of $230,984 have been included in these line items. In future periods, as additional principal repayments are made under these capital leases those amounts will be included in the Cash Flow Statement in order to properly reflect the cash flows during the period.



         See accompanying notes to the consolidated financial statements

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2002, 2001 and 2000
                      (Expressed in United States dollars)

1.   SIGNIFICANT ACCOUNTING POLICIES

     These financial statements have been prepared in accordance with Canadian generally accepted accounting principles and reflect the following significant accounting policies, which differ in some respects from those in the United States as outlined in note 14.

     (a)  Basis of presentation

          These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, and are presented in United States dollars. All intercompany balances and transactions have been eliminated.

          In June 2002, MDSI adopted a plan for sale and entered into an agreement to sell its Hosting and IT services business segment Connectria to former Connectria shareholders who were both shareholders and employees of the Company. As a result of this transaction, the consolidated financial statements and related footnotes have been restated to present the results of the business as discontinued operations (Note 2).

     (b)  Nature of operations

          The Company develops, markets and supports wireless mobile data communication software products for use in the mobile service industry. Prior to the disposition of Connectria (Note 2), the Company was also a provider of managed application services.

     (c)  Research and development

          Research and development costs related to software are expensed as incurred unless a project meets the specified criteria for capitalization. Capitalized costs related to software are amortized commencing at the point that the product is available to the market in order to recognize the net realizable value over the respective estimated useful life. All capitalized software costs have arisen due to business combinations and are amortized on the straight-line basis over 10 years. The net book value of all capitalized development projects is reviewed annually for impairment. During the year ended December 31, 2001, the Company determined an impairment in value of acquired capitalized development costs had occurred (note 5).

     (d)  Revenue recognition

          The Company's revenue is derived primarily from the following sources:

          (i)  Software and services

               Revenue related to software and services, including software licenses, is generally recognized on a percentage of completion basis, representing costs incurred relative to total estimated costs. These estimates and contracts are reviewed regularly and are adjusted prospectively to reflect the Company's best estimate at the time. Where the Company has contracted to deliver software without significant production, modification or customization required, revenue is recognized upon delivery if persuasive evidence of an arrangement exists, the fee is fixed and determinable, vendor specific objective evidence exists to allocate the total fee to elements of the arrangement and there is reasonable assurance of collection. Provisions for estimated losses on contracts are recorded when identifiable.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2002, 2001 and 2000
                      (Expressed in United States dollars)


1.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

     (d)  Revenue recognition (continued)

          (ii) Maintenance and support

               Revenue related to maintenance agreements for supporting and maintaining the Company's products are recognized rateably over the term of the agreement, which is generally one to three years.

          (iii) Third party products and services

               Revenue from sales of third party products and services is recognized on delivery of the products or services.

     (e)  Capital assets

          Capital assets are recorded at cost. Depreciation is charged to operations over the estimated useful lives of the assets as follows:

          Computer hardware and software       30% declining balance
          Furniture and fixtures               20% declining balance
          Leasehold improvements               lesser of lease term or useful
                                                 life, generally five years
          Vehicle                              20% declining balance

          The carrying value of capital assets is reviewed on a regular basis for any impairment in value. An impairment loss would be recognized when estimates of future cash flows expected to result from the use of an asset and its eventual disposition are less than its carrying amount.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2002, 2001, and 2000
                      (Expressed in United States dollars)


1.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

     (f)  Intangible Assets

          Intangible assets previously consisted of goodwill and acquired research and development costs arising on the acquisitions of Alliance Systems Incorporated, goodwill and acquired intellectual property arising on the acquisition of Connectria Corporation, and the purchase of a commercial web-site domain name. Goodwill arising on the acquisition of Alliance was amortized on a straight-line basis over ten years, and goodwill from the acquisition of Connectria was amortized on a straight line basis over five years. The commercial web-site domain name was being amortized on a straight line basis over a five year period. Management regularly reviews the carrying value of intangible assets for evidence of any permanent impairment in value by reference to expected future cash flows. During the year ended December 31, 2001 the Company determined an impairment in value had occurred in relation to the Company's intangible assets (note 5).

          The Company adopted Canadian Institute of Chartered Accountants (CICA)
          section 1581 "Business Combinations," and CICA section 3062 "Goodwill and Other Intangible Assets" on a prospective basis at the beginning of fiscal 2002. Net loss and net loss per share adjusted to exclude goodwill and other intangible assets that would not have been subject to amortization for 2002, 2001 and 2000 are as follows:

                                                                              Year ended December 31,
                                                          ---------------------------------------------------------
                                                                 2002                2001                2000
                                                          ------------------- ------------------  -----------------
          Net loss for the year as reported                     $(1,415,257)      $(45,119,416)       $(3,605,821)
          Adjustments
               Amortization of goodwill                                    -         6,158,322         (4,561,899)
               Amortization of other intangible assets                     -            22,000            (22,000)
                                                          ------------------- ------------------  -----------------
          Adjusted net loss                                     $(1,415,257)      $(51,299,738)       $   978,078
                                                          =================== ==================  =================

          Basic and diluted net loss per share, as              $     (0.17)      $      (5.23)       $     (0.42)
            reported
          Basic net (loss) income per share, as adjusted        $     (0.17)      $      (5.95)       $      0.11
          Diluted net (loss) income per share, as               $     (0.17)      $      (5.95)       $      0.10
            adjusted

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2002, 2001, and 2000
                      (Expressed in United States dollars)


1.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

     (g)  Foreign exchange; Reporting and Functional currency

          Foreign exchange

          The accounts of the Company and its foreign subsidiaries are expressed in United States dollars, its functional currency. Current monetary assets and liabilities denominated in foreign currencies are translated at the rate in effect at the balance sheet date. Other balance sheet items and revenues and expenses are translated at the rates prevailing on the respective transaction dates. Translation gains and losses relating to monetary items and revenue and expenses denominated in foreign currencies are included in income.

          Reporting currency

          The Company changed its reporting currency to the United States dollar effective January 1, 2000. The change in reporting currency was made to improve investors' ability to compare the Company's results with those of most other publicly traded businesses in the industry. These consolidated financial statements have been translated from Canadian dollars to United States dollars in accordance with a translation of convenience method using the representative exchange rate at December 31, 1999 of US$1.00 = CAD $1.4433. The translated amount for non-monetary items at December 31, 1999 became the historical basis for those items in subsequent reporting periods. Any resulting foreign exchange gains and losses were recorded as a separate component of stockholder's equity and described as cumulative translation adjustment. As the Company changed its currency of measurement to the United States dollar on June 1, 2000, no further foreign currency gains or losses will be recognized in the cumulative translation adjustment component of stockholder's equity.

          Functional currency

          As at June 1, 2000 the Company and its subsidiaries adopted the United States dollar as their primary currency of measurement. The change in the Company's currency of measurement was made due to the Company incurring an increasing amount of United States dollar denominated expenditures as a percentage of overall expenditures and an increase in the generation of cash flows from sales in United States dollars.

          Effective June 1, 2000 the Company translates transactions in foreign currencies at the exchange rate in effect on the transaction date. Monetary assets and liabilities denominated in a currency other than the measurement currency are translated at the exchange rates in effect at the balance sheet date. The resulting exchange gains and losses are recognized in earnings.

          As a result of the change in the currency of measurement, the Company's foreign currency risk has changed from United States dollar denominated monetary assets and liabilities to non-United States dollar denominated monetary assets and liabilities and the risk of the impact of exchange rate changes relative to the United States dollar.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2002, 2001, and 2000
                      (Expressed in United States dollars)


1.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

     (h)  Income taxes

          The Company accounts for income taxes using the asset and liability method. Under this method, future income taxes are recorded for the temporary differences between the financial reporting basis and tax basis of the Company's assets and liabilities. Future tax assets and liabilities are measured using substantially enacted tax rates expected to apply to taxable income in the years which such temporary differences are expected to be recovered or settled. A valuation allowance is recognized to the extent the recoverability of future income tax assets is not considered more likely than not.

     (i)  Investments

          The Company accounts for investments on a cost basis. Any impairment in value that is determined to be other than temporary is charged to earnings.

     (j)  Earnings (loss) per common share

          Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by including other common share equivalents in the weighted average number of common shares outstanding for a period, if dilutive. Common equivalent shares consist of incremental shares issuable upon the exercise of stock options and share purchase warrants (using the treasury stock method).

          A reconciliation of net (loss) per common share from continuing operations and the weighted average shares used in the earnings per share ("EPS") calculations for fiscal years 2002, 2001 and 2000 is as follows:

                                                                                                               (Loss)
                                                              Net (Loss)                                      Earnings
                                                        Income from Continuing           Shares            Per Share from
                                                        Operations (Numerator)        (Denominator)     continuing operations
                                                    ---------------------------------------------------------------------------
                 2002
                 Basic                                  $       (1,536,288)             8,480,866          $      (0.17)
                 Effect of stock options                                 -                      -                     -
                                                    ---------------------------------------------------------------------------
                 Diluted                                $       (1,536,288)             8,480,866          $      (0.17)
                                                    ===========================================================================
                 2001
                 Basic                                  $      (17,779,369)             8,623,296          $      (2.06)
                 Effect of stock options                                 -                      -                     -
                                                    ---------------------------------------------------------------------------
                 Diluted                                $      (17,779,369)             8,623,296          $      (2.06)
                                                    ===========================================================================
                 2000

                 Basic                                  $          655,107             8,526,723           $       0.08
                 Effect of stock options                                 -             1,672,116                  (0.02)
                                                    ---------------------------------------------------------------------------
                 Diluted                                $           655,107           10,198,839           $       0.06
                                                    ===========================================================================


                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2002, 2001, and 2000
                      (Expressed in United States dollars)


1.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

     (j)  Earnings (loss) per common share (continued)

          Options and warrants to purchase 1,291,181 2,056,361, and 641,828 shares of common stock were outstanding during fiscal 2002, 2001 and 2000 respectively, but were not included in the computation of diluted EPS because of the net loss in fiscal 2002, 2001 and 2000, or because the options exercise prices were greater than the average market prices of the common stock, and therefore, their effect would be antidilutive.

     (k)  Use of estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are used for, but not limited to, the accounting for doubtful accounts, amortization, determination of net recoverable value of assets, revenue recognized on long-term contracts, taxes and contingencies. Actual results could differ from those estimates.

     (l)  Derivatives

          From time to time the Company may attempt to hedge its position with respect to currency fluctuations on specific contracts. This is generally accomplished by entering into forward contracts. Related costs are realized as the forward contracts are settled. As at December 31, 2002 and December 31, 2001 the Company had no forward transactions open.

     (m)  Cash and cash equivalents

          Cash and cash equivalents consist of cash on hand, deposits in banks and highly liquid investments with an original maturity of three months or less.

     (n)  Goodwill

          As of January 1, 2002 the Company has adopted the Canadian Institute of Chartered Accountants (CICA) section 1581 "Business Combinations," and CICA section 3062 "Goodwill and Other Intangible Assets." The "Business Combinations" section addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. The "Goodwill and Other Intangible Asset"
          section addresses the continuing measurement and valuation of intangible assets and goodwill. These standards require all future business combinations to be accounted for using the purchase method of accounting. Goodwill will no longer be amortized but instead will be subject to impairment tests. Amortization of goodwill under the Company's previous accounting policy for the year ended December 31, 2002 would not have had any effect on the Company's income (loss) per share for any period presented.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2002, 2001, and 2000
                      (Expressed in United States dollars)


1.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

     (o)  Stock-based Compensation

          The Company adopted CICA Handbook section 3870 "Stock-Based Compensation and Other Stock-Based Payments" as of January 1, 2002. The new section sets out a fair value based method for the recognition, measurement and disclosure of certain stock-based compensation and other stock-based payments made in exchange for goods and services. The standard requires that all stock-based awards made to non-employees be measured and recognized using a fair value based method. The standard encourages the use of a fair value based method for all awards granted to employees, but only requires the use of a fair value based method for direct awards of stock, stock appreciation rights, and awards that call for settlement in cash or other assets. Awards that a company has the ability to settle in stock are recorded as equity, whereas awards that the entity is required to or has a practice of settling in cash are recorded as liabilities. This section applies to certain awards outstanding on the date of adoption and all awards granted on or after January 1, 2002. The Company has elected to account for employee stock options by measuring compensation cost for options as the excess, if any of the quoted market price of the Company's common shares at the date of grant over the amount an employee must pay to acquire the common shares. Had compensation cost for the Company's stock options been determined under the fair value based method of accounting for awards granted on or after January 1, 2002, pro forma loss for the year ended December 31, 2002 would have amounted to approximately ($1,549,540) and pro forma loss per common share would have amounted to $0.18 (basic and diluted) for the year ended December 31, 2002. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in the year ended December 31, 2002; dividend yield of 0%, expected volatility of approximately 72%; risk-free interest rate of 2.7% and expected lives of 5 years.

     (p)  Product Warranties

          The company generally provides a limited warranty of ninety days on its products and holds back a portion of revenue as deferred revenue based on its experience. The deferred revenue is then recognized ratably over the warranty period. Reconciliation of the deferred product warranty revenue held back for the years ended December 31, 2002 and 2001 is as follows:


                                                                                December 31,
                                                                          2002                2001
                                                                   -------------------- ------------------
            Beginning Balance                                          $     511,351        $  1,145,758
            Revenue holdback for new warranties issued                       607,488             172,800
            Reduction for warranty obligations satisfied                    (612,745)           (807,207)
                                                                   -------------------- ------------------
            Total deferred warranty revenue                            $     506,094       $     511,351
                                                                   ==================== ==================

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2002, 2001, and 2000
                      (Expressed in United States dollars)


2.   DISCONTINUED OPERATIONS


     Connectria Corporation

     In June 2002, MDSI adopted a plan for sale and entered into an agreement to sell its Hosting and IT Services business segment, Connectria Corporation (Connectria) to former Connectria shareholders who were both shareholders and employees of the Company. The transaction closed in July 2002. Pursuant to the terms of the agreement, the Company received from the former Connectria shareholders 824,700 shares that had a approximate market value of $2.8 million and the cancellation of 103,088 previously issued stock options of MDSI as consideration for Connectria. In addition to the share consideration, a wholly-owned subsidiary of MDSI received a warrant allowing it to purchase up to 50,380 shares of Series A Nonvoting Preferred Stock of Connectria at a price of $50 per share exercisable for a period of five years. The Series A Nonvoting Preferred Stock of Connectria has a face value of $100 per share, bears a dividend of five percent per annum, bears a liquidation preference equal to the face value, may be redeemed at Connectria's option at any time, and must be redeemed by Connectria upon a capital infusion of $10 million or greater. In addition MDSI has advanced to Connectria $500,000, consisting of a loan in the principal amount of $250,000 with a two year term, bearing interest at 5%, and $250,000 for prepaid hosting services. The Company recognized a gain of $12,419 on the disposal of Connectria. Connectria represented a significant segment of the Company's business.

     Transportation Business Unit

     In February 1999, the Company's Board of Directors approved a plan for the sale of the Transportation Business Unit which developed mobile workforce software for the taxi, courier and roadside recovery markets. The disposition was completed June 24 1999, effective June 1, 1999, for proceeds of $3,839,267. The proceeds comprised common shares representing an 11% interest in Digital Dispatch Systems Inc., a supplier of dispatch systems to the taxi market, and an 8%, $331,455 ($500,000 CAD) promissory note due January 1, 2001.

     Certain contracts of the Transportation Business Unit were retained for completion during the year 2000. During the year ended December 31, 2000 the Company recorded an additional $395,022 charge in order to account for additional costs to complete the retained contracts, and the loss realized on sale of shares in Digital Dispatch Systems Inc., taken as consideration on sale of the Company's Transportation Business Unit.

     During the year ended December 31, 2001 all outstanding assets and liabilities of the Transportation Business Unit were settled with no further charge to earnings.

     These businesses are accounted for as a discontinued operations and for reporting purposes the results of operations, financial position and cash flow are segregated from those of continuing operations for the current and prior periods. The Company has included in the results of the discontinued operations, the sale proceeds, the costs of disposition, the results of operations from the measurement date to the disposal date and an estimate of the costs to complete the remaining contracts.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2002, 2001, and 2000
                      (Expressed in United States dollars)


2.   DISCONTINUED OPERATIONS (Continued)

     Summarized financial information of the discontinued operations is as follows:


                                                        December 31, 2002     December 31, 2001     December 31, 2000
                                                      --------------------   -------------------   -------------------
        Revenues from discontinued operations
        (after applicable income taxes of $ - nil)      $    5,058,101        $    13,414,690         $    7,002,747
        Income (loss before income taxes)                      108,612            (27,340,047)            (3,865,906)
                                                      --------------------   -------------------   -------------------
        Operating income (loss) to measurement
          date                                                 108,612            (27,340,047)            (3,865,906)
        Estimated income (loss) on disposal
        (net of income taxes of 2002 - $5,322;
        2000 - nil)                                             12,419                      -               (395,022)
                                                      --------------------   -------------------   -------------------
        Loss from discontinued operations               $      121,031        $   (27,340,047)        $   (4,260,928)

                                                     ===================== ===================== =====================



     Financial position of discontinued operations

                                                        December 31, 2002     December 31, 2001
                                                        -----------------     -----------------
        Current assets                                    $         -           $    2,242,633
        Long term assets                                            -                1,613,807
                                                        -----------------     -----------------
        Total assets of discontinued operations                     -                3,856,440
                                                        -----------------     -----------------
        Current liabilities                                         -                1,426,638
        Long term liabilities                                       -                  320,883
                                                        -----------------     -----------------
        Total liabilities of discontinued operations      $         -           $    1,747,521
                                                        =================     =================



     Cash flow of discontinued operations


                                                        December 31, 2002     December 31, 2001     December 31, 2000
                                                      --------------------   -------------------   -------------------
        Operating activities                            $    2,491,158        $       758,508         $     (841,474)
        Investing activities                                   (43,775)              (807,710)            (1,756,197)
        Financing activities                                (3,021,413)              (339,525)               898,285
                                                      --------------------   -------------------   -------------------
        Cash provided by (used for) discontinued
        operations                                      $     (574,030)       $      (388,727)        $   (1,699,386)
                                                      ====================   ===================   ===================

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2002, 2001, and 2000
                      (Expressed in United States dollars)


3.   INVESTMENTS AND ADVANCES

                                                                         2002                    2001
                                                                   -----------------       ---------------
     Investment in private companies, at cost                         2,000,000                2,499,992
     Other advances                                                     500,000                  500,000
     Less:  Valuation allowance                                      (2,500,000)              (2,999,992)
                                                                   -----------------       ---------------
     Total Investments                                             $          -               $        -
                                                                   =================       ===============


     During the year ended December 31, 2000 the Company made equity investments of $2,499,992 in two private companies and made advances to a third Company of $500,000. These investments do not represent significant influence in the companies and at December 31, 2000 were valued at cost which was the valuation as at the latest round of financing.

     As a result of significant uncertainty over the future realization of any return on investment or capital, the Company has recorded a valuation allowance equal to the full cost of the investments and advances during the year ended December 31, 2001.

     During the year ended December 31, 2002 one of the Companies in which MDSI had made an $500,000 equity investment was liquidated, with no net proceeds being realized by MDSI. As a result MDSI has written off the investment of $500,000 against the valuation allowance set up during the year ended December 31, 2001.


4.   CAPITAL ASSETS

                                                           2002                    2001
                                                     -----------------        ---------------
      Computer hardware and software                   $   15,830,618          $  11,403,557
      Furniture and fixtures                                2,532,807              2,440,006
      Leasehold improvements                                  918,920                568,956
      Vehicles                                                 50,905                 50,905
                                                     -----------------        ---------------
                                                           19,333,250             14,463,424
      Less:  accumulated amortization                      (9,535,163)            (6,828,176)
                                                     -----------------        ---------------
                                                       $    9,798,087          $   7,635,248
                                                     =================        ===============


     As at December 31, 2002 the Company has entered into capital lease arrangements for Computer Hardware in the amount of $7,218,355 (2001 - $6,261,660) and recorded accumulated amortization of $2,489,013 (2001 -$2,656,071) relating to these assets (note 9(a)).

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2002, 2001, and 2000
                      (Expressed in United States dollars)


5.   INTANGIBLE ASSETS

                                                           2002                    2001
                                                     -----------------        ---------------
     Acquired Research and Development               $     6,930,633           $   6,930,633
     Goodwill                                              2,615,723               2,615,723
     Commercial web site domain name                         220,000                 220,000
     Less:  accumulated amortization and
        impairment provision                              (9,766,356)             (9,766,356)
                                                     -----------------        ---------------
                                                     $             -           $          -
                                                     =================        ===============

     During the year ended December 31, 2001 in connection with the Company's announced restructuring (note 13), the Company determined that an impairment in the value of Goodwill and Acquired Research and Development that arose on acquisition of Alliance Systems Incorporated, had occurred. As a result of this impairment the Company has taken a valuation allowance in its field service business segment of $5,722,626 which was equal to the remaining net book value of the Goodwill and Acquired Research and Development acquired on acquisition of Alliance Systems Incorporated

     During the year ended December 31, 2001 the Company announced that it would not direct future resources to develop its e-Service Manager product line. As a result the Company has taken a valuation allowance in its Hosting and IT business segment of $165,000 which was equal to the remaining value of the commercial web site domain name purchased to support the e-Service Manager product.


6.   STOCKHOLDERS' EQUITY

     (a)  Stock options

          The Company adopted its Stock Option Plan to provide options to purchase common shares of the Company for its employees, officers, directors and consultants. The options granted pursuant to the Stock Option Plan are exercisable at a price which is equal to the fair market value of the common shares at the time the options are granted. The options typically vest over a three year period and the term of the option is typically five years. The maximum number of common shares reserved for issuance under the Stock Option Plan, including current options outstanding, is 2,400,000 common shares. Upon acquisition of Connectria the Company assumed certain obligations under the Connectria Stock Option Plan, and all future option issuance will occur under the MDSI Plan. As a result of the divestiture of Connectria (note 2) all outstanding options under the Connectria plan were cancelled during 2002. The resulting position of the two Stock Option plans is as follows:

                                                     Connectria Plan          MDSI Plan            Total         Weighted
                                                        Number of             Number of          Number of        Average
                                                         Shares                Shares             Shares           Price
                                                  ------------------------------------------------------------------------
           Outstanding at December 31, 1999             548,057               1,898,534         2,446,591        $  9.49

             Granted                                     34,980                 430,554           465,534          16.08
             Exercised                                  (48,791)               (235,899)         (284,690)          8.64
             Cancelled                                        -                (313,491)         (313,491)         12.08
                                                  ------------------------------------------------------------------------
           Outstanding at December 31, 2000             534,246               1,779,698         2,313,944        $ 10.32

             Granted                                          -                 711,765           711,765           4.18
             Exercised                                  (54,123)                 (9,444)          (63,567)          1.61
             Cancelled                                  (52,980)               (852,801)         (905,781)         14.50
                                                  ------------------------------------------------------------------------
           Outstanding at December 31, 2001             427,143               1,629,218         2,056,361        $  6.62

             Granted                                          -                 249,000           249,000           3.48
             Exercised                                 (253,077)                   (104)         (253,181)          0.26
             Cancelled                                 (174,066)               (586,933)         (760,999)          7.13
                                                  ------------------------------------------------------------------------
           Outstanding at December 31, 2002                   -               1,291,181         1,291,181        $  6.96
                                                  ========================================================================

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2002, 2001 and 2000
                      (Expressed in United States dollars)


6.   STOCKHOLDERS' EQUITY (Continued)

     The following table summarizes information concerning options outstanding at December 31, 2002:

                                    Options Outstanding                      Options Exercisable
                                -----------------------------             ---------------------------
                                  Weighted
                                   Number        Average                     Number
                                 Outstanding    Remaining     Weighted     Exercisable    Weighted
                                    as of      Contractual     Average        as of        Average
           Range of               December         Life       Exercise      December      Exercise
        Exercise Prices           31, 2002       (months)       Price       31, 2002        Price
     -------------------------  -------------- ------------- ------------ -------------- ------------
           $0-$6.75                 778,249        40.7       $   3.89        448,434        4.16
         $6.80-$13.35               466,298        19.7          11.02        431,078       10.99
         $13.40-$20.00               34,634        15.6          15.04         34,509       15.04
         $20.05-$36.20               12,000        30.1          25.48         12,000       25.48
                                -------------- ------------- ------------ -------------- ------------
                                  1,291,181        32.3       $   6.96        926,021      $ 8.02
                                ============== ============= ============ ============== ============


          At December 31, 2001 and 2000 under the combined MDSI and Connectria option plans, 1,304,959 and 1,441,280 options were exercisable at a weighted average exercise price of $6.73 and $8.31, respectively.

     (b)  Stock purchase plan

          The Company has established a voluntary stock compensation arrangement for its full and part-time employees to purchase common shares of the Company by way of payroll deductions for a maximum of $10,000 CDN for each employee per year. The subscription price of common shares purchased under the 2002 Stock Purchase Plan is determined based upon a weighted average market price of the Company's common shares each quarter, less 15%. During the year ended December 31, 2002, 85,405 (2001 - nil; 2000 - 16,621) common shares were issued under the 2000 Stock Purchase Plan, a predecessor to the current plan.

     (c)  Shareholder rights plan

          At the Annual General Meeting on May 6, 1999, the Company's shareholders' approved the adoption of a Shareholder Rights Plan, similar to those adopted by other Canadian companies. Under the terms of the Plan, rights are attached to the common shares of the Company. These rights become marketable and exercisable only after certain specified events related to the acquisition of, or announcement of an intention to acquire 20% or more of the outstanding common shares of the Company.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2002, 2001, and 2000
                      (Expressed in United States dollars)


7.   INCOME TAXES

     The provision for income taxes consists of the following:

                                                                     2002            2001               2000
                                                               --------------    -------------      ------------
     Current:
       Canada                                                    $        -       $        -         $   49,500
       Foreign                                                        429,293        504,085           (310,928)
                                                               --------------    -------------      ------------
         Total current recovery of (provision for) income
             taxes from continuing operations                         429,293        504,085           (261,428)
                                                               --------------    -------------      ------------
     Future:
       Canada                                                               -              -             92,870
       Foreign                                                        170,000         17,290           (322,947)
                                                               --------------    -------------      ------------
        Total future  (recovery of) provision for income
             taxes from continuing operations                         170,000         17,290           (230,077)
                                                               --------------    -------------      ------------
     Recovery of (provision for) income taxes  from
             continuing operations                                 $  599,293     $  521,375         $ (491,505)
                                                               ==============    =============      ============


     The provision for income taxes reported differs from the amounts computed by applying the cumulative Canadian Federal and provincial income tax rates to the (loss) income before tax provision due to the following:

                                                                     2002            2001               2000
                                                               --------------    -------------      ------------
     Statutory tax rate                                                39.6%           44.6%               45.6%

     Recovery of (provision for) income taxes from
             continuing operations computed at statutory
             rate                                                 $  845,690      $ 8,162,131        $ (522,855)
     Tax losses and (benefits) not recognized in the
             period that the benefit arose                          (759,708)      (6,146,297)         (685,437)
     Lower effective rate on earnings of foreign
             subsidiaries                                            158,652        1,265,093           807,128
     Acquired research and development costs not
             deductible for tax purposes                                   -          (79,954)         (269,928)
     Amortization and write-down of intangible assets
             not deductible for tax                                  393,202       (2,433,323)          132,395
     Other                                                           (38,543)        (246,275)           47,192
                                                               --------------    -------------      ------------
     Recovery of (provision for) income taxes from
             continuing operations                                $  599,293      $   521,375        $ (491,505)
                                                             ================= ================== ==================

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2002, 2001, and 2000
                      (Expressed in United States dollars)




7.   INCOME TAXES (continued)

     The principal components of the future portion of the provision for income taxes are as follows:

                                                                     2002            2001               2000
                                                               --------------    -------------      ------------
     Depreciation                                               $  1,482,694      $   807,765        $ (349,067)
     Deferred revenue                                               (224,433)         756,867           969,689
     Operating loss carry forwards                                         -                -          (361,160)
     Other                                                        (1,088,261)      (1,547,342)         (489,539)
                                                               --------------    -------------      ------------
     Total future provision for income taxes                    $    170,000      $    17,290        $ (230,077)
                                                               ==============    =============      ============


     The approximate tax effect of each type of temporary difference that gave rise to the Company's future tax assets are as follows:

                                                               2002                 2001
                                                         ----------------     ----------------
     Operating loss carry forwards                       $   3,789,394         $   3,905,312
     Deferred revenue                                        1,029,846             1,254,279
     Capital assets & intangibles                            2,093,368               341,323
     Reserves and accrued expenses                           2,579,456             2,770,950
     Other                                                     375,530               241,456
                                                         ----------------     ----------------
                                                             9,867,594             8,513,320
     Less: Valuation allowance                              (9,332,954)           (8,148,680)
                                                         ----------------     ----------------
     Net non current future tax asset                    $     534,640         $     364,640
                                                         ================     ================

     At December 31, 2002, the Company has the following loss carry-forwards available for tax purposes:


     Country                               Amount                Expiry
     -------                               ------                ------
     Canada                              $4,700,000         2005 through 2009

     US                                  $4,400,000         2021 through 2022

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2002, 2001, and 2000
                      (Expressed in United States dollars)



8.   RELATED PARTY TRANSACTIONS

     Related party transactions and balances not disclosed elsewhere in these financial statements include advisory fees expensed during the year ended December 31, 2002 of $ nil (2001 - $280,000; 2000 - $45,000;) paid to companies controlled by two directors of MDSI.

     In June 2002, MDSI adopted a plan for sale and entered into an agreement to sell its Hosting and IT Services business segment, Connectria Corporation (Connectria) to former Connectria shareholders who were both shareholders and employees of the Company (note 2). As a result of this transaction the Company advanced Connectria $500,000, consisting of a promissory note in the principal amount of $250,000 with a two year term, bearing interest at 5%, and $250,000 for prepaid hosting services. As at December 31, 2002 the promissory note of $250,000 and a remaining amount of prepaid hosting services of approximately $45,000 were included as part of prepaid expenses and other assets.


9.   COMMITMENTS AND CONTINGENCIES

     (a)  Capital and operating leases

          At December  31,  2002,  future  minimum  payments  under  capital and
          non-cancelable   operating   leases  for  office  space  and  computer
          equipment are as follows:

                                                                             Capital             Operating
                                                                             leases                leases
                                                                          ---------------      --------------
               2003                                                        $  2,343,275         $  1,144,771
               2004                                                           1,186,574            1,655,266
               2005                                                             861,108            1,017,493
               2006                                                                   -            1,064,976
               2007                                                                   -            1,017,493
               Thereafter                                                             -              932,702
                                                                          ---------------      --------------
               Total minimum lease payments                                   4,390,957         $  6,832,701
                                                                                               ==============
               Less: amount representing interest                              (403,513)
                                                                          ---------------
               Present value of net minimum lease payments                    3,987,444
               Less: current portion of capital lease obligations            (2,073,906)
                                                                          ---------------
               Long term portion of capital lease obligations              $  1,913,538
                                                                          ===============

          Rent expense for the year ended December 31, 2002 in respect of operating leases for office space was $1,139,352 (2001 - $1,662,337; 2000 - $2,047,294).

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2002, 2001, and 2000
                      (Expressed in United States dollars)




9.   COMMITMENTS AND CONTINGENCIES (Continued)

     (b)  Line and letters of credit

          The Company has an operating line of credit with a Canadian commercial bank to borrow up to $10,000,000 CDN (2001 - $10,000,000 CDN) which bears interest at prime plus 0.5%. As at December 31, 2001, the Company was not, except as noted below, utilizing the operating line of credit.

          The Company has provided, as performance bonds, an irrevocable revolving letter of credit in the amount of EUR 501,082 (USD $516,114) expiring May 31, 2003, and letters of credit in the amount of EUR 75,855 (USD $78,131) expiring February 28, 2003, $397,760 expiring May
          1, 2003, and CAD $1,864,568 (USD $1,187,623) expiring October 1, 2003.
          The Company has pledged an amount equal to the letters of credit and guarantee against its operating line of credit as security.

     (c)  Contingency

          The Company is involved in a dispute with a customer. The Company has filed suit against the customer alleging that the customer had breached a series of contracts, and failed to pay sums due of approximately $3.7 million. The suit seeks payment of the contract balance, plus other damages, interest and attorneys' fees. The customer has filed an answer and counterclaim alleging the Company breached the contracts, entitling the customer to repayment of all sums paid to the Company of approximately $3.5 million. In addition, the customer counterclaims allege fraud, negligent misrepresentation, breach of express warranty and breach of implied warranties. The customer seeks all actual, special, incidental and consequential damages associated with these claims of approximately $7.2 million in addition to punitive damages, interest and attorneys' fees. The Company expects that collection of monies due from the customer is not likely to occur within one year and as a result has reclassified the amounts due from the customer of approximately $3.7 million as a long term receivable. Due to the uncertain nature of the receivable the Company has recorded an allowance of $1.0 million against the amounts due. There is currently no provision in the Company's financial statements to address any refund or other payment to the customer as the Company views this to be an unlikely event. On March 5, 2003, the court granted the customer motion for summary judgment, dismissing the Company's claims for lack of sufficient evidence of damages. The Company filed a motion for reconsideration of this ruling. On March 26, 2003, the court denied the Company's motion. On March 26, 2003, the court granted the Company's motion for partial summary judgment, finding that the customer breached the professional services agreement by wrongfully terminating the agreement. The Company has tendered defense of the customers claim to Chubb Insurance Company. Chubb has accepted defense of the claim under a reservation of rights. The Company believes that any amounts that it is required to pay to the customer would be an insured loss that is covered by insurance, other than any amounts that it is required to pay to the customer as a result of fraud or other intentional misconduct. The Company believes that its claims against the customer are strong and it intends to vigorously pursue its claims for damages, on appeal, if necessary.

          From time to time, the Company is a party to other litigation and claims incident to the ordinary course of its business. While the results of litigation and claims cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a material adverse effect on the Company's business, financial condition, operating results and cash flows.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2002, 2001, and 2000
                      (Expressed in United States dollars)



9.   COMMITMENTS AND CONTINGENCIES (Continued)

     (d)  Guarantees

          As part of the disposition agreement with Connectria Corporation, Connectria is to use its best efforts to terminate, or obtain the release of MDSI from approximately $0.4 million in loan guarantees and equipment leases made by MDSI on behalf of Connectria. To date termination or release from these obligations has not occurred, and as a result MDSI could potentially be liable under these obligations should Connectria default on a payment. Based on management's estimates, the Company does not anticipate having to make payments in connection with this guarantee and accordingly no amounts have been accrued as a liability in the financial statements.

     (e)  Commitment

          The Company has entered into a significant customer contract in which the Company has agreed to utilize a certain amount of local services and create a certain amount of commercial activity in South Africa. The Company is in the last stages of negotiating the terms and conditions that relate to this obligation. Based on current negotiations, the Company expects that it will be required to utilize local content or obtain credits equivalent to approximately $7 million over a seven year period. The Company expects that it will be required to furnish a performance guarantee equal to approximately 5% of such amounts. The Company expects to fulfill its obligation through a number of activities, including the establishment of a software development center in South Africa, the provision of technical services, and the provision of training to local systems integrators who will be able to provide implementations services with respect to the Company's software products. As the Company expects to fulfill its obligations through the purchase of services in the normal course of business, no liability has been established for these future spending commitments.

10.  SEGMENTED INFORMATION

     As described in Note 2, the Company has reclassified the results of operations of Connectria as discontinued operations. The business was previously disclosed as a separate operating segment. As a result of discontinuing this business, the Company now only operates in a single business segment, the Field Service business segment. The segment data below has been restated to exclude amounts related to the discontinued operations.

     Geographic information

     The Company earned revenue from sales to customers and has long-lived assets, including capital assets and goodwill, in the following geographic locations:

                                        2002                              2001                                2000
                           -------------------------------  ---------------------------------   ---------------------------------
                                             Long-lived                         Long-lived                          Long-lived
                               Revenue         assets           Revenue           Assets            Revenue           assets
                           --------------- ---------------  ---------------- ----------------   ---------------  ----------------
    Canada                   $   840,388    $ 8,880,084      $  1,374,365       $ 6,789,712       $ 1,688,705       $ 8,731,563
    United States             25,623,163        830,789        32,701,905           787,448        38,022,275         5,636,603
    Europe, Middle East
    and Africa                11,466,125         80,991         9,594,137            57,416         8,713,390            66,946
    Asia and Other               805,784          6,223         1,035,196               672         3,575,620             1,856
                           --------------- ---------------  ---------------- ----------------   ---------------  ----------------
                             $38,735,460    $ 9,798,087      $ 44,705,603       $ 7,635,248       $51,999,990       $14,436,968
                          ================ ===============  ================ ================   ===============  ================

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2002, 2001 and 2000
                      (Expressed in United States dollars)



10.  SEGMENTED INFORMATION (continued)

     Major customer

     During the year ended December 31, 2002 the Company earned revenue from one customer of $3,896,232 or approximately 10.1% of total revenue. For the years ended December 31, 2001, the Company earned revenue from one customer of $5,319,633 or approximately 11.9% of total revenue. For the year ended December 31, 2000, the Company did not earn revenue from one customer that accounted for greater than 10% of overall revenue.


11.  SUPPLEMENTAL CASH FLOW DISCLOSURES

                                                                    2002              2001              2000
                                                              ----------------- ----------------- -----------------
     Accounts receivable                                         $ 2,508,506       $ 8,616,099        $  (7,179,818)
     Prepaid expenses and other assets                               314,223          (595,648)            (153,431)
     Income taxes payable / receivable                               969,223        (1,457,670)            (476,507)
     Accounts payable and accrued liabilities                     (2,305,885)        1,841,956            1,504,268
     Deferred revenue                                               (181,455)          153,307            2,806,911
                                                              ----------------- ----------------- -----------------
                                                                 $ 1,304,612       $ 8,558,044        $  (3,498,577)
                                                              ================= ================= =================

     During the year ended December 31, 2002, capital assets of $2,922,078 were acquired through the assumption of capital lease obligations (2001 - $885,145; 2000 - $ 3,357,109).


12.  FINANCIAL INSTRUMENTS

     The carrying value of cash and cash equivalents, accounts receivable, certain other assets, investments and advances, accounts payable, accrued liabilities, and capital lease obligations approximate their respective fair values as of December 31, 2002.

     The Company's revenues have historically been dependent on large contracts from a limited number of customers in the utility, telecommunications and cable sectors. Where exposed to credit risk, the Company mitigates this risk by analyzing the counter-parties' financial condition prior to entering into agreements, establishing billing arrangements and determining the collectibiltiy of the account on an ongoing basis. As these customers are geographically dispersed, concentrations of the credit risk are further mitigated.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2002, 2001, and 2000
                      (Expressed in United States dollars)



13.  RESTRUCTURING CHARGE

     On March 30, 2001, the Company, in response to uncertain economic conditions and poor financial performance, announced a restructuring plan approved by the Company's Board of Directors designed to reduce operating costs that resulted in the elimination of 34 full time and contractor positions. On May 11, 2001, the Company announced a Board approved update to this plan which resulted in the elimination of an additional 115 positions. As part of this restructuring, the Company recorded a charge to earnings of $6.1 million in the year ended December 31, 2001. These charges were reflected in the "restructuring charge" line item of the Company's Consolidated Statement of Operations. A breakdown of the nature of the charges and the costs incurred to date is as follows:

                                                                     Total
                                                                 Restructuring
                                                                     Charge
                                                                 -------------
     Workforce reduction                                         $ 3,375,000
     Provision for excess office space                             1,861,000
     Non cash writedown of capital assets                            563,780
     Other                                                           306,147
                                                                 -------------
     Total restructuring charges                                   6,105,927
     Cumulative draw-downs                                        (4,848,592)
                                                                 -------------
     Accrued restructuring charges included in accrued
     liabilities at December 31, 2002 (2001 - $3,133,660)        $ 1,257,335
                                                                 =============


     During year ended December 31, 2002 and 2001 the Company made cash payments of $1,876,325 and $2,408,487 respectively relating to the restructuring accruals.

     Workforce reduction charges in 2001 of $3.4 million were taken relating to severance and continued benefits for the elimination of 149 positions across all operating departments and segments of the organization. As of December 31, 2002, the provision balance has been fully drawn down by cash payments with no additional amounts expected to be paid out.

     The provision for excess office space of $1.9 million for the year ended December 31, 2001, relates to surplus office space under long term lease by the Company at two locations, where the Company has entered into fixed cost lease arrangements with agreements extending up to 2004. The Company has incurred approximately $0.6 million of cash costs relating to this provision leaving an accrual of $1.3 million as at December 31, 2002. The Company expects that the charge will be fully drawn down no later than the time the lease expires in the fourth quarter of 2004.

     Due to the elimination of 149 positions, certain capital assets belonging to the Company have been declared surplus and a charge of $0.6 million has been recorded to reflect the difference between the previous carrying value and the estimated fair market value, net of disposal costs. As at December 31, 2002, the full amount of the charge has been applied to the assets to value them at their estimated net realizable value.

     The Company has recorded a $0.3 million charge for the year ended December 31, 2001 for other items including, costs of outplacement services, and legal and consulting fees. As at December 30, 2002, the Company has incurred cash costs of approximately $0.3 million against this provision with no additional amounts expected to be paid out.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2002, 2001, and 2000
                      (Expressed in United States dollars)



14.  DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GAAP

     These financial statements have been prepared in accordance with Canadian generally accepted accounting principals ("Canadian GAAP") which differ in some respects from those in the United States ("U.S. GAAP") as follows:

                                                                                        Years ended December 31,
                                                                             2002               2001               2000
                                                                        --------------    ---------------    --------------
     Results of operations
     Net (loss) income for the year from continuing operations
         Under Canadian GAAP                                            $  (1,536,288)     $ (17,779,369)     $   655,107
         Acquisition of subsidiary - costs of merger (f)                            -                  -       (1,220,028)
         Amortization of intangible assets (a)                                      -          4,325,841          692,122
                                                                        --------------    ---------------    --------------
     Net loss for the year from continuing operations under US GAAP        (1,536,288)       (13,453,528)         127,201
                                                                        --------------    ---------------    --------------
     Net loss for the year discontinued operations
         Under Canadian GAAP                                                  121,031        (27,340,047)      (4,260,928)
         Amortization of intangible assets (a)                                      -            444,573        3,575,530
         Purchased subsidiary earnings (f)                                          -                  -            3,797
         Impairment provision for intangible assets (a) (f)                         -         26,242,309                -
                                                                        --------------    ---------------    --------------
         Net loss for the year  U.S. GAAP-Discontinued                        121,031           (653,165)        (681,601)
                                                                        --------------    ---------------    --------------
     Net (loss) income for the year US GAAP                             $  (1,415,257)     $ (14,106,693)     $  (554,400)
                                                                        ==============    ===============    ==============
     Basic (loss) earnings per common share
       under U.S. GAAP                                                  $       (0.17)     $       (1.64)     $     (0.07)
                                                                        ==============    ===============    ==============
     Weighted average shares outstanding under U.S. GAAP                    8,480,866          8,623,296        8,526,723
                                                                        ==============    ===============    ==============
     Diluted (loss) earnings per common share
       under U.S. GAAP                                                  $       (0.17)     $       (1.64)     $     (0.07)
                                                                        ==============    ===============    ==============
     Weighted average shares outstanding under U.S. GAAP                    8,480,866          8,623,296        8,526,723
                                                                        ==============    ===============    ==============

     (a)  Acquired research and development, intellectual property and goodwill

          Under U.S. GAAP, acquired research and development costs related to software are charged to earnings on acquisition if it is determined they have no alternative use and technological feasibility has not been established. Under Canadian GAAP, acquired research and development costs related to software are capitalized on acquisition based on the fair values of the acquired research and development and are amortized over the estimated useful lives of the products once they are available for commercial markets.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2002, 2001, and 2000
                      (Expressed in United States dollars)



14.  DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GAAP (continued)

     (a) Acquired research and development, intellectual property and goodwill (continued)

          As the Company's acquisition of Connectria was reported using the purchase method of accounting in Canada, the excess value of consideration paid on acquisition over tangible net asset value was assigned to intellectual property and goodwill. No value was given for intellectual property or goodwill under the pooling of interests method of accounting used for the acquisition in the U.S. The value assigned to intellectual property and goodwill in Canada is amortized over the estimated useful lives of the intellectual property and intangible assets acquired.

          During the year ended December 31, 2001 the Company determined there had been an impairment in the value of acquired research and development intellectual property and goodwill charges. As a result, a charge was taken to earnings for the remaining value of acquired research and development, intellectual property and goodwill.

     (b)  Stock-based compensation

          For U.S. GAAP purposes the Company accounts for stock based compensation to employees and directors, under Accounting Principles Board Opinion No.25, Accounting for Stock Issued to Employees (APB
          25), using the intrinsic value based method whereby compensation cost is recorded for the excess, if any, of the quoted market price at the date granted. As at December 31, 2002, no compensation cost has been recorded for any period under this method.

          Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation (SFAS 123) issued in October 1995, requires the use of the fair value based method of accounting for stock options. Under this method, compensation cost is measured at the grant dated based on the fair value of the options granted and is recognized over the exercise period.

          SFAS 123 allows the Company to continue to measure the compensation cost of employees in accordance with APB 25 under the disclosure only provision which the Company follows.

          The following pro forma financial information presents the net loss for the year and loss per common share had the Company adopted the fair value provisions of Statement of Financial Accounting Standard No. 123 (SFAS 123) Accounting for Stock-based Compensation for US GAAP purposes.

                                                                       2002                2001                2000
                                                                 ----------------    ----------------    ----------------
           Net loss for the year U.S. GAAP                        $  (1,952,390)      $  (16,189,425)     $  (6,521,603)
                                                                 ----------------    ----------------    ----------------
           Basic and fully diluted loss per common share          $       (0.23)      $        (1.87)     $       (0.76)
                                                                 ================    ================    ================

          Using the fair value method for stock-based compensation, additional compensation costs of approximately $537,133 would have been recorded for the year ended December 31, 2002 (2001 - $2,082,732 and 2000 -
          $5,967,203 respectively). This amount is determined using an option pricing model assuming no dividends are to be paid, an average vesting period of four years (2001 - 3 years; 2000 - 3 years), average life of the option of 5 years (2001 - 5 years; 2000 5 years) a weighted average annualized volatility of the Company's share price of 73% (2001 - 96% and 2000 - 81% respectively) and a weighted average annualized risk free interest rate at 2.7% (2001 3.7% and 2000 - 7.00% respectively).

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2002, 2001, and 2000
                      (Expressed in United States dollars)



14.  DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GAAP (continued)

     (b)  Stock-based compensation (continued)

          In March 2000,  the  Financial  Accounting  Standards  Board  ("FASB")
          issued FASB interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequences of various modifications to the terms of the previously fixed stock options or awards, and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 covers specific events that occurred after either December 15, 1998 or January 12, 2000. The Company adopted FIN 44 in the third quarter of fiscal 2000 and there was no material effect on the consolidated financial position, results of operations or cash flows.

          For Canadian GAAP purposes the Company adopted CICA Handbook section 3870 "Stock-Based Compensation and Other Stock-Based Payments" as of January 1, 2002 as outlined in note 1 (p). The new section sets out a fair value based method for the recognition, measurement and disclosure of certain stock-based compensation and other stock-based payments made in exchange for goods and services. The standard requires that all stock-based awards made to non-employees be measured and recognized using a fair value based method. The standard encourages the use of a fair value based method for all awards granted to employees, but only requires the use of a fair value based method for direct awards of stock, stock appreciation rights, and awards that call for settlement in cash or other assets. Awards that a company has the ability to settle in stock are recorded as equity, whereas awards that the entity is required to or has a practice of settling in cash are recorded as liabilities. This section applies to certain awards outstanding on the date of adoption and all awards granted on or after January 1, 2002. The Company has elected to account for employee stock options by measuring compensation cost for options as the excess, if any of the quoted market price of the Company's common shares at the date of grant over the amount an employee must pay to acquire the common shares. Had compensation cost for the Company's stock options been determined under the fair value based method of accounting for awards granted on or after January 1, 2002, pro forma expense for the year ended December 31, 2002 would have amounted to approximately $134,283 and pro forma loss per common share would have amounted to $0.18 (basic and diluted) for the year ended December 31, 2002. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in the year ended
          December 31, 2002; dividend yield of 0%, expected volatility of approximately 72%; risk-free interest rate of 2.7% and expected lives of 5 years.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2002, 2001, and 2000
                      (Expressed in United States dollars)



14.  DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GAAP (continued)

     (c)  Comprehensive income

          For US GAAP purposes, the Company reports comprehensive income or loss in accordance with the provisions of SFAS 130, Reporting Comprehensive Income. Under Canadian GAAP Companies do not report comprehensive income. SFAS 130 established standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Reclassification of financial statements for earlier periods presented is required. The Company had Comprehensive Income under this standard as follows:

          Comprehensive income for the period can be summarized as follows:


                                                                            Year ended December 31,
                                                        ------------------------------------------------------------
                                                               2002                 2001                 2000
                                                        ------------------   ------------------   ------------------
                Net loss for the year                        $(1,415,257)        $(14,106,693)           $(554,400)

                Other Comprehensive items
                    - Translation adjustment                            -                    -            (260,666)
                                                        ------------------   ------------------   ------------------
                Comprehensive net income for the year        $(1,415,257)        $(14,106,693)           $(815,066)
                                                        ==================   ==================   ==================

     (d)  Revenue recognition

          In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") 101, Revenue Recognition in Financial Statements which provides guidance related to revenue recognition based on interpretations and practices followed by the SEC. SAB 101 requires companies to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation in accordance with Accounting Principles Board Opinion 20 "Accounting Changes." For US GAAP purposes the Company adopted SAB 101 for the Company's Year ended December 31, 2000. Based on the Company's interpretation of SAB 101, the Company believes its current revenue recognition policies are consistent with SAB 101 and there has been no additional US GAAP differences as a result of implementing this standard.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2002, 2001, and 2000
                      (Expressed in United States dollars)



14.  DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GAAP (continued)

          Statement of Position 97-2 (Software Revenue Recognition) (SOP 97-2), was issued in October 1997 by the American Institute of Certified Public Accountants (AICPA) and was amended by Statement of Position 98-4 (Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition) (SOP 98-4) and Statement of Position 98-9 (Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions) (SOP 98-9). For US GAAP purposes the Company adopted SOP 97-2 effective for the Company's year ended December 31, 1998. Based upon our interpretation of SOP 97-2, SOP 98-4 and SOP 98-9, the Company believes its current revenue recognition policies and practices are consistent with SOP 97-2, SOP 98-4, and SOP 98-9. There are no US GAAP differences as a result of adoption of SOP 97-2, SOP 98-4, and SOP 98-9.

     (e)  Accounting for derivative instruments and hedging contracts

          For US GAAP purposes, effective January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), and the corresponding amendments under SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of SFAS No. 133 (SFAS 138). SFAS 133 requires that all derivative financial instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. If the derivative is designated as a fair value hedge, changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in net earnings (loss). If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income (loss) ("OCI") and are recognized in net earnings (loss) when the hedged item affects net earnings (loss). Ineffective portions of changes in the fair value of cash flow hedges are recognized in net earnings (loss). If the derivative used in an economic hedging relationship is not designated in an accounting hedging relationship, changes in the fair value of the derivative are recognized in net earnings (loss). The adoption of this statement, has not had a significant effect on the Company's financial position or results of operations. There have been no US GAAP differences as a result of adoption of this standard.

     (f)  Acquisition of subsidiary

          On June 1, 2000 the Company acquired Connectria Corporation, Connectria was subsequently disposed of in July of 2002 (note 2). This transaction has been treated using the purchase method for Canadian GAAP, and using the pooling method for US GAAP. As a result of the acquisition the results of Connectria have been consolidated with the Company as of the date of acquisition under Canadian GAAP, and have been pooled since inception with those of the Company under US GAAP. As a result of the disposition of Connectria all operating results of Connectria have been presented as income (loss) from discontinued operations for both Canadian and US GAAP purposes.

     (g)  Change in reporting currency

          On January 1, 2000 the Company changed its reporting currency from the Canadian to the U.S. Dollar. Under Canadian GAAP the company used the translation of convenience method and all comparable periods were converted at a rate of US$ 1.00= CAD $1.4433. Under US GAAP the Company translated all assets and liabilities at the rate in effect at the respective balance sheet dates and revenues and expenses at the average rate for the reporting periods. Any resulting foreign exchange gains and losses are recorded in accumulated other comprehensive loss under US GAAP as outlined in note 14 (c).

                         MDSI Mobile Data Solutions Inc.
                              10271 Shellbridge Way
                           Richmond, British Columbia
                                     V6X 2W8
                            Telephone: (604) 207-6000
                            Facsimile: (604) 207-6060
                              www.mdsi-advantex.com